Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

NOVEN PHARMACEUTICALS, INC.,

NOVEN ACQUISITION, LLC,

and

JDS PHARMACEUTICALS, LLC

Dated as of July 9, 2007

TABLE OF CONTENTS

Section 7.1. Condition Precedent to Obligations of Buyer, Merger Sub and the Company 39

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of July 9, 2007 (including the Schedules and Exhibits hereto, this “Agreement”), is by and among Noven Pharmaceuticals, Inc., a Delaware corporation (“Buyer”), Noven Acquisition, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Merger Sub”), JDS Pharmaceuticals, LLC, a Delaware limited liability company (the “Company”), and Satow Associates, LLC, solely in its capacity as Member Representative. Buyer, Merger Sub, the Company, and solely in its capacity as such and to the extent applicable, the Member Representative, are referred to collectively herein as the “Parties” and each individually as a “Party.”

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “DLLCA”), Buyer, Merger Sub and the Company will enter into a business combination transaction pursuant to which Merger Sub, an entity organized for the sole purpose of entering into the transactions contemplated hereby, will merge with and into the Company with the Company as the surviving company and a wholly-owned subsidiary of Buyer (the “Merger”);

WHEREAS, the respective Boards of Directors, Managers or similar governing bodies of Buyer, Merger Sub and the Company have approved this Agreement, the Merger and the related transactions contemplated hereby, and have determined that the Merger is advisable to, and in the best interests of, the respective companies and their respective stockholders and members, as applicable, and have recommended that their respective stockholders and members, as applicable, consent to and approve this Agreement, the Merger and the related transactions contemplated hereby upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Member Representative is delivering evidence to Buyer that (1) the Company’s Board of Managers has adopted and approved this Agreement and the transactions contemplated hereby and (2) the Majority AJAC Members, Majority Galen Members and Majority JED Members (each as defined in the Amended and Restated Limited Liability Company Agreement of the Company, dated October 31, 2005, as amended (the “LLC Agreement”)) have each consented in writing to the Company entering into this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein made, and in consideration of the representations and warranties herein contained, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to become legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 3.7(b).

“Acquisition Transaction” has the meaning set forth in Section 6.11.

“Adjusted Merger Consideration” has the meaning set forth in Section 3.7(c).

“Action” means any action, suit or proceeding by or before any court or other Governmental Authority.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocable Closing Merger Consideration” has the meaning set forth in Section 3.1.

“Allocation” has the meaning set forth in Section 6.14.

“Applicable Percentage” means with respect to any holder of Units or Phantom Units, a ratio (expressed as a percentage) equal to the aggregate Allocable Closing Merger Consideration to which such holder is entitled hereunder, divided by the aggregate amount of Allocable Closing Merger Consideration paid to all holders of Units (other than Preferred Units) and holders of Phantom Units (other than Preferred Phantom Units).

“Assigned Hurdle Units” has the meaning set forth in Section 4.4.

“Balance Sheet Date” means December 31, 2006.

“Base Merger Consideration” means One Hundred and Twenty-Five Million Dollars ($125,000,000).

“Business” means the business of researching, developing (including through acquisitions), manufacturing, marketing, selling and distributing pharmaceuticals.

“Business Day” means any day other than Saturday, Sunday or any other day on which banking institutions in New York are not open for the transaction of normal banking business.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Certificate” has the meaning set forth in Section 3.3(b).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Class M Hurdle Units” has the meaning set forth in the LLC Agreement.

“Class N Hurdle Units” has the meaning set forth in the LLC Agreement.

“Class O Hurdle Units” has the meaning set forth in the LLC Agreement.

“Class P Hurdle Units” has the meaning set forth in the LLC Agreement.

“Class Q Hurdle Units” has the meaning set forth in the LLC Agreement.

“Class R Hurdle Units” has the meaning set forth in the LLC Agreement.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means the date the Closing occurs pursuant to Section 2.2.

“Closing Date Payment” means the Merger Consideration, minus, if the Estimated Closing Date Working Capital is less than the Working Capital Target, the amount by which the Estimated Closing Date Working Capital is less than the Working Capital Target.

“Closing Date Working Capital” has the meaning set forth in Section 3.7(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Phantom Units” has the meaning set forth in the Management Incentive Plan.

“Common Units” has the meaning set forth in the LLC Agreement.

“Commonly Controlled Entity” has the meaning set forth in Section 4.16(a).

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Financial Statements” has the meaning set forth in Section 4.7.

“Company Group” means the Company and the Company’s Subsidiary.

“Company Group Employees” has the meaning set forth in Section 6.8(a).

“Company Plans” has the meaning set forth in Section 4.16(a).

“Company Transaction Expenses” means all fees and expenses incurred or that may be incurred by the Company or any other member of the Company Group since March 1, 2007 in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby, including (a) the fees and disbursements of outside counsel to the Company incurred in connection with the transactions contemplated hereby; (b) the fees and expenses of all other agents, advisors, consultants and experts employed by the Company in connection with the transactions contemplated hereby (including fees and expenses of Piper Jaffray & Co.); (c) all fees and expenses (including premiums) incurred in connection with obtaining and maintaining directors’ and officers’ liability insurance policies for Indemnified Officers under Section 6.7; (d) the portion of Liability for Transfer Taxes and other expenses incurred by the Company under Section 3.9; (e) all amounts paid under the Company’s “Merger Related Discretionary Bonus Program” as approved by the Company’s Compensation Committee on May 30, 2007 and (f) all Indebtedness and other Liabilities (including that of any member of the Company Group) to the Member Representative or any of its Affiliates (other than any member of the Company Group).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of February 5, 2007, between the Company and Buyer.

“Consents” means consents, approvals, exemptions, waivers, authorizations, filings and registrations.

“Damages” means all Liabilities, losses, claims, damages, payments, costs and expenses, in each case, on a pre-Tax basis (including costs and expenses of Actions, amounts paid in connection with any assessments, judgments or settlements relating thereto, interest and penalties recovered by a third party with respect thereto and out-of pocket expenses and reasonable attorneys’ fees and expenses reasonably incurred in defending against any such Actions or in enforcing a Party’s rights hereunder).

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer on the date hereof, as may be supplemented in accordance with the terms hereof.

“Dispute Notice” has the meaning set forth in Section 8.3(e).

“DLLCA” has the meaning set forth in the recitals to this Agreement.

“Effective Time” has the meaning set forth in Section 2.3.

“Environmental Law” means any Law relating to pollution, the protection of the environment or occupational safety and health.

“Equity Commitment Letter” means that letter agreement entered into by and among AHP-JDS Acquisition Company, LLC; AIG Healthcare Partners, L.P., as guarantor for AHP-JDS Acquisition Company, LLC; Galen Partners IV, L.P.; Galen Partners International IV, L.P. and Philip M. Satow, dated as of August 24, 2005.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” has the meaning set forth in Section 3.2.

“Escrow Agreement” has the meaning set forth in Section 3.2.

“Escrow Amount” has the meaning set forth in Section 3.2.

“Estimated Closing Date Working Capital” has the meaning set forth in Section 6.6(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” has the meaning set forth in Section 6.4(a).

“Governmental Authority” means any federal, state or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality.

“Hazardous Materials” means (a) any petroleum or petroleum products, radioactive or medical materials or wastes, asbestos, and polychlorinated biphenyls and (b) any other chemical, material, substance or waste that is prohibited or regulated under any Environmental Law.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

“Hurdle Units” has the meaning set forth in Section 4.4.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all unconditional obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Liens on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed and (f) all guarantees by such Person of Indebtedness of others.

“Indemnified Officer” has the meaning set forth in Section 6.7.

“Indemnified Party” has the meaning set forth in Section 8.2(b).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Indemnity Notice” has the meaning set forth in Section 8.3(d).

“Injunction” has the meaning set forth in Section 6.4(a).

“Intellectual Property” means (a) all patents, patent applications and patent disclosures, (b) all trademarks, service marks, trade dress, logos, trade names, domain names and corporate names, and all applications, registrations and renewals in connection therewith, (c) all copyrights and all applications, registrations and renewals in connection therewith, and (d) all trade secrets and confidential business information (including research and development, know-how, compositions, manufacturing and production processes, technical (including clinical) data, designs, specifications and business and marketing plans and proposals).

“Knowledge” means, with respect to the Members or the Company, the actual knowledge of any individual set forth in Schedule A1 without any implied duty to investigate, and, with respect to Buyer, the actual knowledge of any individual set forth in Schedule A2 without any implied duty to investigate.

“Laws” means all laws, statutes, constitutions, rules, regulations, judgments, rulings, orders, decrees and Injunctions of or by any Governmental Authorities.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge or other security interest.

“LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Majority AJAC Members” has the meaning set forth in the LLC Agreement.

“Majority Galen Members” has the meaning set forth in the LLC Agreement.

“Majority JED Members” has the meaning set forth in the LLC Agreement.

“Management Incentive Plan” means the Management Unit Incentive Plan established by the Company as of August 25, 2004, as provided for in the LLC Agreement.

“Material Adverse Effect” means (a) with respect to the Company Group, a material adverse effect (1) on the business, assets, operations or financial condition of the Company Group, taken as a whole or (2) on the ability of any member of the Company Group to timely perform its obligations under, or to consummate the transactions contemplated by, this Agreement, excluding, in the case of clause (1), any such effect arising after the date of this Agreement resulting from or arising out of or in connection with (i) general economic, political, industry (including the health care and pharmaceutical industries), or financial, securities or banking market events, occurrences, developments, circumstances or conditions to the extent that such events, occurrences, developments, circumstances or conditions do not, individually or in the aggregate, disproportionately impact the Company Group or its Business, (ii) changes in applicable Laws or regulatory policies generally affecting the industries in which the Company Group operates and that do not, individually or in the aggregate, disproportionately impact the Company Group or its Business, (iii) changes in accounting standards, principles or interpretations, (iv) acts of war, armed hostilities and terrorism, (v) actions taken or not taken at the request of Buyer or Merger Sub or (iv) (other than with respect to Sections 4.3 and 4.6) changes resulting from the announcement or pendency of this Agreement or the proposed consummation of the transactions contemplated hereby, and (b) with respect to Buyer or Merger Sub, a material adverse effect on the ability of Buyer or Merger Sub to timely perform its obligations under, or to consummate the transactions contemplated by, this Agreement.

“Material Contracts” has the meaning set forth in Section 4.13(a).

“Member Allocable Expenses” has the meaning set forth in Section 3.2.

“Member Indemnified Parties” has the meaning set forth in Section 8.2(b).

“Member Representative” has the meaning set forth in Section 9.1.

“Members” means the members of the Company.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means the Base Merger Consideration minus (without duplication) (a) any fees and expenses recoverable by the Member Representative pursuant to Article III or Article IX to the extent known (or, with respect to any fees and expenses recoverable by the Member Representative in connection with having to deliver the appropriate payments to the holders of Units or the holders of Phantom Units pursuant to Section 3.3(a), reasonably estimated by the Member Representative) prior to or at the Closing and communicated to Buyer, (b) Company Transaction Expenses and (c) the Retained Liabilities.

“Merger Sub” has the meaning set forth in the preamble to this Agreement.

“Notice of Disagreement” has the meaning set forth in Section 3.7(b).

“Ordinary Income Assets” has the meaning set forth in Section 6.14(b).

“Other Parties” has the meaning set forth in Section 4.13(b).

“Participant” has the meaning set forth in Section 4.8.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permissible Objection” has the meaning set forth in Section 6.14(b).

“Permits” means written permits, licenses, franchises, registrations, variances, approvals and waivers obtained from or required by any Governmental Authority.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s and similar Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith through appropriate proceedings, (c) purchase money Liens and Liens securing rental payments under capital lease arrangements as set forth in Section A3 of the Disclosure Schedule, (d) pledges or deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, (e) good faith deposits in connection with bids, tenders, leases, contracts or other agreements, including rent security deposits as set forth in Section A3 of the Disclosure Schedule, (f) pledges or deposits to secure public or statutory obligations or appeal bonds as set forth in Section A3 of the Disclosure Schedule, (g) Liens disclosed in the Company Financial Statements, (h) other Liens not incurred in connection with the borrowing of money which do not, individually or in the aggregate, interfere with or impair, in any material respect, the present operation of the Business, (i) in the case of property leased by the Company Group, easements, covenants and other restrictions which do not, individually or in the aggregate, materially impair the current use, occupancy or value of the property subject thereto and (j) Liens arising under or created by the Transaction Documents.

“Person” means an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or Governmental Authority (or any department, agency or political subdivision thereof).

“Phantom Units” has the meaning set forth in the Management Incentive Plan.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.

“Pre-Closing Tax Liability” means any liability of any member of the Company Group for Taxes for any Pre-Closing Tax Period.

“Preferred Phantom Units” has the meaning set forth in the Management Incentive Plan.

“Preferred Units” has the meaning set forth in the LLC Agreement.

“Products” means the pharmaceutical products listed on Section A4 of the Disclosure Schedule.

“Proposed Allocation” has the meaning set forth in Section 6.14(a).

“Purchase Price Indebtedness” means, without duplication, (a) all obligations of the Company Group for borrowed money, (b) all obligations of the Company Group evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of others for borrowed money or evidenced by bonds, debentures, notes or similar instruments that are secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Liens on property owned or acquired by the Company Group or any member thereof, whether or not the obligation secured thereby has been assumed and (d) all guarantees by the Company Group of obligations of others for borrowed money or evidenced by bonds, debentures, notes or similar instruments.

“Reimbursement” has the meaning set forth in Section 8.5(a).

“Release” means any release, discharge, disposal, spill, injection, leak, leaching, escape, emptying, seeping, migration or emission into or through the environment or within any building, structure, facility or fixture.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Restricted Common Units” has the meaning set forth in the LLC Agreement.

“Retained Liabilities” means, without duplication, all amounts owed by the Company Group: (a) pursuant to that certain promissory note of the Company in favor of Solvay Pharmaceuticals, Inc., dated August 6, 2004, as amended; (b) due to Synthon under section 3.1(b) (but not including sections 3.1(b)(i) and 3.1(b)(ii)) of that certain Asset Purchase Agreement by and between Synthon and the Company, dated October 17, 2005; (c) otherwise qualifying (including the current portion thereof) as “long-term obligations” of the Company Group in the Company Financial Statements (but excluding the “Additional Fee Aggregate Minimum” under section 3.4(d) of that certain Asset Purchase Agreement by and between Synthon and the Company, dated October 17, 2005); and (d) as Purchase Price Indebtedness. For the avoidance of doubt, Retained Liabilities shall not include contingent milestone payments due pursuant to (1) sections 2.2(b), 2.2(c), 2.2(d) and 2.2(e) of that certain Development, License and Supply Agreement by and between Banner Pharmacaps Inc. and the Company, dated April 26, 2007; (2) sections 3.1(b)(i), 3.1(b)(ii), 3.1(c) and 3.1(d) of that certain Asset Purchase Agreement by and between Synthon and the Company, dated October 17, 2005; (3) paragraph 1 of that certain Side Letter, dated August 22, 2006, to the Supply Agreement between Valpharma International S.p.A. and the Company, dated April 29, 2004; and (4) sections 4.1(b), 4.1(c), 4.1(d) and 4.1(e) of that certain Asset Purchase Agreement by and between Istituto Farmacoterapico Italiano S.p.A., Unihart Corporation and the Company, dated March 19, 2004.

“Right” means any option, warrant, convertible or exchangeable security or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Securities Act” means the Securities Act of 1933.

“Securities Exchange Act” means the Securities Exchange Act of 1934.

“Statement” has the meaning set forth in Section 3.7(b).

“Subsidiary” when used with respect to any Person, means any other Person of which (a) in the case of a corporation, at least (i) a majority of the equity and (ii) a majority of the voting interests are owned or controlled, directly or indirectly, by such first Person, by any one or more of such first Person’s Subsidiaries, or by such first Person and one or more of such first Person’s Subsidiaries or (b) in the case of any Person other than a corporation, such first Person, one or more of such first Person’s Subsidiaries, or such first Person and one or more of such first Person’s Subsidiaries (i) owns a majority of the equity interests thereof and (ii) has the power to elect or direct the election of a majority of the members of the governing body thereof.

“Survival Date” has the meaning set forth in Section 8.1(a)(i).

“Surviving Company” has the meaning set forth in Section 2.1.

“Surviving Company Group” has the meaning set forth in Section 6.7.

“Synthon” means Synthon Pharmaceuticals Inc.

“Tax” means any federal, state, local or foreign tax, duty, fee, levy or other assessment, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax, imposed by any Governmental Authority, and including any interest, penalties or additions thereto.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority.

“Third-Party Claim” has the meaning set forth in Section 8.3(a).

“Transaction Documents” means this Agreement and all other documents delivered or required to be delivered at Closing by any Party pursuant to this Agreement.

“Transfer Taxes” means all transfer Taxes (excluding, for the avoidance of doubt, Taxes measured by net income), including sales, property, real estate transfer, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and similar charges.

“Units” has the meaning set forth in the LLC Agreement and, for the avoidance of doubt, also means (to the extent not already included in the definition provided in the LLC Agreement and without duplication) membership interests in the Company, including any securities issued in respect of or in exchange for membership interests in the Company.

“Waiving Party” has the meaning set forth in Section 8.1(b).

“Working Capital” means, without duplication, (a) the consolidated current assets of the Company Group (excluding any restricted cash) minus (b) the consolidated current liabilities of the Company Group (excluding any Retained Liabilities or Company Transaction Expenses), in each case immediately prior to the Effective Time and calculated in the same way, using the same methods, as the corresponding line items on the Company Financial Statements at the Balance Sheet Date and in accordance with GAAP, as consistently applied by the Company.

“Working Capital Target” means negative Seven Million Dollars (-$7,000,000).

Section 1.2. Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits to this Agreement and the Disclosure Schedule) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and the Disclosure Schedule shall be deemed references to Articles and Sections of, and Exhibits and the Disclosure Schedule to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day. Any reference to a Person includes such Person’s successors and permitted assigns.

ARTICLE II.

MERGER

Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall thereupon cease, and the Company shall continue as the surviving company in the Merger (the “Surviving Company”) in accordance with the DLLCA.

Section 2.2. Closing. Unless this Agreement shall have been terminated pursuant to Article X and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, commencing at 10:00 a.m. local time on the day which is two (2) Business Days after the date on which the last of the conditions set forth in Article VII (other than any such conditions which by their terms are not capable of being satisfied until the Closing Date) is satisfied or, when permissible, waived, or (b) on such other date and/or at such other time and/or place as the Parties may mutually determine (the “Closing Date”).

Section 2.3. Effective Time of the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware in accordance with the provisions of the DLLCA, or at such other time as Merger Sub and the Company shall agree should be specified in the certificate of merger, which filing shall be made as soon as practicable on the Closing Date. When used in this Agreement, the term “Effective Time” shall mean the time at which such certificate is accepted for filing by the Secretary of State of the State of Delaware or such other time as otherwise specified in the certificate of merger.

Section 2.4. Effect of Merger. The Merger shall, from and after the Effective Time, have all the effects provided herein, in the certificate of merger and in the applicable provisions of the DLLCA.

Section 2.5. Further Actions. The Parties hereto shall execute and deliver such certificates and other documents and take such other actions as may be necessary or appropriate in order to effect the Merger, including, but not limited to, making filings, recordings or publications required under the DLLCA. If at any time after the Effective Time any further action is necessary to vest in the Surviving Company the title to all property or rights of Merger Sub or the Company, the authorized officers and managers of the Surviving Company are fully authorized in the name of Merger Sub or the Company, as the case may be, to take, and shall take, any and all such lawful action.

Section 2.6. Organizational Documents. The organizational documents of Merger Sub as in effect immediately prior to the Effective Time (and containing the provisions required by Section 6.7) shall be the organizational documents of the Surviving Company after the Effective Time, until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7).

Section 2.7. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company, each to hold office in accordance with the organizational documents of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, in any case in the manner provided in the organizational documents of the Surviving Company and in accordance with applicable Law. The managers of Merger Sub immediately prior to the Effective Time shall become the managers of the Surviving Company at the Effective Time.

ARTICLE III.

CONVERSION OF UNITS

Section 3.1. Merger Consideration. As of the Effective Time, by virtue of the Merger and without any further action on the part of any holder of Units or Phantom Units or any member of Merger Sub, (a) each Unit or Phantom Unit held by Buyer, Merger Sub, or by any member of the Company Group in treasury, not issued or outstanding or otherwise, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered or receivable in exchange therefore, (b) each other Unit or Phantom Unit issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right, in full satisfaction of the rights of the holder thereof, to receive (i) an amount in cash equal to the amount that would be receivable in respect of such Unit or Phantom Unit pursuant to, and in accordance with the rights and obligations set forth in, the LLC Agreement and the Management Incentive Plan in a complete liquidation of the Company where the liquidation proceeds are equal to the Adjusted Merger Consideration less the Escrow Amount (the amount receivable in respect of a particular Unit or Phantom Unit pursuant to this clause (i), that Unit or Phantom Unit’s “Allocable Closing Merger Consideration”), and (ii) to the extent applicable, a portion of the balance of the Escrow Amount in accordance with Section 8.10, in each case after taking into account the cancellation of Units and Phantom Units pursuant to clause (a) of this Section 3.1 and determined in accordance with the methodologies used in Section 3.1 of the Disclosure Schedule (which, by way of example, sets forth a calculation of the Allocable Closing Merger Consideration, including the amount payable to holders of the Preferred Phantom Units, which derive their value pursuant to the Management Incentive Plan based on the value of the Adjusted Merger Consideration, that would be payable if the Effective Time occurred on August 15, 2007 and the Adjusted Merger Consideration was equal to the Base Merger Consideration) and (c) each issued and outstanding limited liability company interest of Merger Sub shall be converted into and become one fully paid and nonassessable limited liability company interest of the Surviving Company.

Section 3.2. Escrow Amount. At the Effective Time, a portion of the Merger Consideration in an amount equal to $10,000,000 (the “Escrow Amount”) shall be paid by Buyer to Wells Fargo Bank, N.A., as escrow agent of the Parties (the “Escrow Agent”), to be held in escrow in accordance with the terms of an Escrow Agreement in the form attached hereto as Exhibit A (the “Escrow Agreement”). The Escrow Amount shall be held, invested and distributed in accordance with the terms of the Escrow Agreement and in accordance with this Section 3.2 and Article VIII hereof. Following the Closing and in accordance with Section 8.10, the Member Representative shall be entitled to direct the Escrow Agent, at any time and from time to time, to pay the following fees and expenses that may be incurred by the Member Representative on behalf of the holders of Units and the holders of Phantom Units out of the Escrow Amount: (a) the reasonable fees and disbursements of special outside counsel to the Member Representative incurred in connection with any indemnification claims for Damages pursuant to Article VIII, (b) the reasonable fees and expenses of any other agents, advisors, consultants and experts employed by the Member Representative incurred in connection with any indemnification claims for Damages pursuant to Article VIII, (c) the reasonable fees and disbursements of the Member Representative’s independent auditors incurred in connection with their review of the Statement and certification of any Notice of Disagreement under Section 3.7(b) and (d) other reasonable out-of-pocket expenses of the Member Representative incurred in connection with any indemnification claims for Damages pursuant to Article VIII or the procedures set forth in Section 3.7(b) (collectively, the “Member Allocable Expenses”). For the avoidance of doubt, all unpaid Member Allocable Expenses that have been submitted to the Escrow Agent by the Member Representative for payment and that are permitted hereby shall be paid out of the Escrow Amount by the Escrow Agent prior to any payment being made by the Escrow Agent of any portion of the Escrow Amount to any Buyer Indemnified Party or to any holder of Units (other than Preferred Units) or Phantom Units (other than Preferred Phantom Units) pursuant to Section 8.10. In no event will Buyer or the Member Representative be responsible for payment of Member Allocable Expenses in excess of the Escrow Amount.

Section 3.3. Payment.

(a) At the Effective Time, Buyer shall pay to the Member Representative, for the benefit of the holders of Units and the holders of Phantom Units, an amount in cash equal to the Closing Date Payment less the Escrow Amount. Other than as set forth in Section 3.3(d), Buyer shall have fully discharged its obligation to pay the Closing Date Payment upon delivery of payment to the Member Representative in accordance with this Section 3.3(a), and the Member Representative shall be solely responsible for the delivery of the appropriate payments to the holders of Units and the holders of Phantom Units pursuant to the terms of this Agreement.

(b) Promptly after the Effective Time, the Member Representative shall send a notice and a letter of transmittal in a form reasonably satisfactory to Buyer and the Company to each holder of certificates formerly evidencing Units or Phantom Units (collectively, the “Certificates”) and any holders of Units or Phantom Units immediately prior to the Effective Time not evidenced by Certificates, advising of the effectiveness of the Merger and the procedure for surrendering to the Member Representative such Certificates, Units and Phantom Units for exchange into the right to receive the applicable Allocable Closing Merger Consideration and, to the extent applicable, a portion of the balance of the Escrow Amount in accordance with Section 8.10, and that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Member Representative of such Certificates, Units and Phantom Units and a duly executed letter of transmittal and any other required documents or evidence of transfer. Each holder of Certificates or Units or Phantom Units not evidenced by Certificates, upon surrender thereof to the Member Representative together with such letter of transmittal (duly executed) and any other required documents or evidence of transfer, shall be entitled to receive in exchange therefore, and in full satisfaction of any rights thereunder, the right to receive the applicable Allocable Closing Merger Consideration and, to the extent applicable, a portion of the balance of the Escrow Amount in accordance with Section 8.10. Upon such surrender but subject to the adjustment provisions of Section 3.7, the Member Representative shall promptly deliver the applicable Allocable Closing Merger Consideration (less all applicable withholding and employment taxes) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates, Units and Phantom Units so surrendered shall promptly be canceled. On and after the Effective Time, the Certificates, Units and Phantom Units shall be deemed for all purposes to evidence only the right to receive the applicable Allocable Closing Merger Consideration and, to the extent applicable, a portion of the balance of the Escrow Amount in accordance with Section 8.10. No interest shall accrue or be paid on any cash payable upon the surrender of the Certificates, Units and Phantom Units.

(c) If any portion of the consideration due pursuant to Section 3.3(b) is to be delivered to a Person other than the Person in whose name the Certificates, Units or Phantom Units surrendered in exchange therefor are registered, it shall be a condition to the payment of such consideration that the Certificates, Units and Phantom Units so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to the Member Representative any transfer or other Taxes payable by reason of the foregoing or establish to the satisfaction of the Member Representative that such Taxes have been paid or are not required to be paid.

(d) Unless required otherwise by applicable Law, any amount held by the Member Representative that remains undistributed to holders of the Certificates, Units and Phantom Units 180 days after the Effective Time shall be delivered to the Party who provided such funds to the Member Representative and any Certificate, Unit or Phantom Unit holder who has not theretofore complied with the provisions of this Article III shall thereafter look only to the Surviving Company for payment of the Allocable Closing Merger Consideration to which such Person is entitled pursuant to this Article III. Neither Buyer nor the Member Representative shall be liable to any such Certificate, Unit or Phantom Unit holder for any amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 3.4. No Further Rights. From and after the Effective Time, holders of Certificates, Units and Phantom Units theretofore evidencing membership interests in the Company shall cease to have any rights as members of the Company, the Surviving Company, any member of the Company Group or the Surviving Company Group or otherwise. All consideration paid pursuant to Section 3.3 upon the surrender of Certificates, Units and Phantom Units in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Units and Phantom Units (both in Certificate and non-Certificate form).

Section 3.5. Closing of the Company’s Transfer Books. At the Effective Time, the transfer books of the Company shall be closed and no transfer of Units shall be made thereafter. If after the Effective Time Certificates, Units or Phantom Units are presented to Buyer or the Surviving Company, they shall be canceled and exchanged as provided in this Article III.

Section 3.6. Closing Deliveries.

(a) At the Closing, the Company shall deliver or cause to be delivered to Buyer the following:

(i) resignations of the managers or directors set forth in Section 3.6 of the Disclosure Schedule, from his or her position as manager or director, as applicable, of the applicable member of the Company Group, effective as of the Closing;

(ii) (A) non-compete agreements, in the form attached hereto as Exhibit B, executed by each of Philip M. Satow and Michael S. Satow, and (B) a consulting agreement, in the form attached hereto as Exhibit C, executed by Philip M. Satow;

(iii) the certificates referred to in Sections 7.3(a) and 7.3(b); and

(iv) all other documents required to be delivered by the Company or the Member Representative to Buyer at the Closing pursuant to this Agreement.

(b) At the Closing, Buyer shall deliver or cause to be delivered the following:

(i) the Closing Date Payment less the Escrow Amount in immediately available funds to the Member Representative as provided in Section 3.3;

(ii) the Escrow Amount in immediately available funds to the Escrow Agent as provided in Section 3.2;

(iii) the Company Transaction Expenses in immediately available funds to the Company for payment in full to the Persons to whom any portion of such Company Transaction Expenses is owed or, at the request of the Company, directly to such Persons on behalf of the Company;

(iv) an amount equal to the Retained Liabilities in immediately available funds to the Company for payment in full to the Persons to whom any portion of the Retained Liabilities is owed or, at the request of the Company, directly to such Persons on behalf of the Company;

(v) the certificates referred to in Sections 7.2(a) and 7.2(b); and

(vi) all other documents required to be delivered by Buyer and Merger Sub to the Company and Member Representative at the Closing pursuant to this Agreement.

Section 3.7. Adjustment to Merger Consideration. (a) Immediately prior to the Closing, the Company and its Subsidiaries shall bring current (in accordance with then-existing contract and invoice payment terms) all accounts payable, accrued expenses and other liabilities of the Company Group to reflect the amounts thereof immediately prior to the Closing.

(b) Within 180 days after the Closing Date, the Surviving Company shall prepare and deliver to the Member Representative a statement (the “Statement”), certified by an officer of the Surviving Company, setting forth Working Capital as of the Effective Time (the “Closing Date Working Capital”). During the 30-day period following the Member Representative’s receipt of the Statement, the Member Representative shall be permitted to review the working papers relating to the Statement, and the Statement shall become final and binding upon the Parties hereto on the 30th day following delivery thereof to the Member Representative unless the Member Representative gives to Buyer written notice of its disagreement (a “Notice of Disagreement”) with the Statement prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or based on Closing Date Working Capital not being calculated in accordance with the terms of this Agreement, (iii) be accompanied by a certificate of the Member Representative that it has complied with this Section 3.7 and (iv) be accompanied by a certificate of the Member Representative’s independent auditors confirming and concurring with each of the positions taken by the Member Representative in the Notice of Disagreement. If a Notice of Disagreement is received by Buyer in a timely manner, then the Statement (as revised, if necessary, in accordance with this sentence) shall become final and binding upon the Parties hereto on the earlier of (A) the date Buyer and the Member Representative resolve in writing all differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date all disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Buyer and the Member Representative shall seek in good faith to resolve in writing all differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, if Buyer and the Member Representative have not resolved in writing all differences that they have with respect to the matters specified in the Notice of Disagreement, Buyer and the Member Representative shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be a nationally recognized independent public accounting firm agreed upon by Buyer and the Member Representative in writing. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 3.7 shall be borne by Buyer and the Member Representative in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted. The fees and disbursements of the Member Representative’s independent auditors incurred in connection with their review of the Statement and certification of any Notice of Disagreement shall be borne by the Member Representative, and the fees and disbursements of Buyer’s independent auditors incurred in connection with their review of the Statement and any Notice of Disagreement shall be borne by Buyer. Any determinations by the Accounting Firm, and any work or analyses performed by the Accounting Firm, in connection with its arbitration of any dispute under this Section 3.7 shall not be admissible in evidence in any suit, action or proceeding between the Parties hereto other than to the extent necessary to enforce payment obligations under this Section 3.7(b).

(c) The Merger Consideration shall be decreased by the amount by which Closing Date Working Capital is less than the Working Capital Target (the Merger Consideration as so decreased, the “Adjusted Merger Consideration”). If the Adjusted Merger Consideration is greater than the Closing Date Payment, Buyer shall, within ten business days after the Statement becomes final and binding on the Parties hereto, make payment to the Member Representative, for the benefit of the holders of Units and the holders of Phantom Units, by wire transfer in immediately available funds in the amount of such excess. If Adjusted Merger Consideration is less than the Closing Date Payment, Buyer shall be entitled to an indemnity payment in the amount of such deficiency in accordance with Section 8.2(a)(i)(E). Any payment under this Section 3.7(c) shall be made together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of such payment.

Section 3.8. Satisfaction of Conditions. All conditions to the obligations of the Company, Buyer and Merger Sub to proceed with the Closing under this Agreement shall be deemed to have been fully and completely satisfied or waived for all purposes upon the Closing.

Section 3.9. Transfer Taxes. Liability for Transfer Taxes incurred in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions shall be shared, 50% by Buyer, on the one hand, and 50% by the Company, on the other hand.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

The Company represents and warrants to Buyer, except as set forth in the Disclosure Schedule (and subject to Section 11.5), as follows:

Section 4.1. Organization of the Company and the Company Group. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware, and the Company has all requisite limited liability power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each other member of the Company Group (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) has all requisite organizational power and authority to carry on its respective business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated, except in all cases where any failures of the representations in this sentence to be true would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group. Each member of the Company Group is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so duly qualified or licensed or in good standing would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

Section 4.2. Authorization. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party and to perform its obligations hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which the Company is or will be a Party and the consummation of the transactions contemplated hereby and thereby have been, or will be at the time of execution, duly authorized by the Members, pursuant to the LLC Agreement and the DLLCA. No other limited liability company or member proceedings on the part of the Company are necessary to authorize this Agreement, such Transaction Documents or the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer and Merger Sub) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Remedies Exception.

Section 4.3. Noncontravention. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with the LLC Agreement, (b) subject to the Consents described in Section 4.6(c) of the Disclosure Schedule, violate or result in a breach of any Material Contract, or (c) subject to the Consents of Governmental Authorities described in Section 4.6(e), violate any Law to which any member of the Company Group is subject, except, in the case of clauses (b) and (c), for such violations or breaches which would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

Section 4.4. Capitalization. The issued membership interests in the Company consist of: (a) 57,688,909 Common Units, of which (i) 50,000,000 are straight Common Units, (ii) 6,468,076 are Restricted Common Units and (iii) 1,220,833 are Common Phantom Units; (b) 36,462,810 Preferred Units, of which 750,000 are Preferred Phantom Units; (c) 3,333,333 Class M Hurdle Units; (d) 3,809,524 Class N Hurdle Units; (e) 4,395,604 Class O Hurdle Units; (f) 5,128,205 Class P Hurdle Units; (g) 6,060,606 Class Q Hurdle Units; and (h) 7,272,727 Class R Hurdle Units (subsections (c), (d), (e), (f), (g) and (h) of this Section 4.4 together, the “Hurdle Units”). Section 4.4 of the Disclosure Schedule sets forth a true, correct and complete list of (A) all the outstanding Common Units (including the straight Common Units, Restricted Common Units and Common Phantom Units), including, if applicable, the grant dates, expiration dates, exercise prices or exercise equivalent prices and vesting schedules thereof and the names of the holders thereof, (B) all of the outstanding Preferred Units (including Preferred Phantom Units), including, if applicable, the grant dates, expiration dates, exercise prices or exercise equivalent prices and vesting schedules thereof and the names of the holders thereof and (C) all of the outstanding Hurdle Units (including Hurdle Units assigned or granted in connection with employment with or service to the Company or its affiliates (the “Assigned Hurdle Units”)), including the grant dates, assignment dates (if applicable), expiration dates and vesting schedules thereof and the names of the holders thereof. All outstanding Restricted Common Units, Phantom Common Units, Preferred Phantom Units and Assigned Hurdle Units are evidenced by award agreements, in each case substantially in the forms provided to Buyer prior to the date of this Agreement, and no award agreement contains terms that are materially inconsistent with such forms. Nothing in any award agreement for outstanding Restricted Common Units, Phantom Common Units, Preferred Phantom Units or Assigned Hurdle Units prevents the cancellation of such Restricted Common Units, Phantom Common Units, Preferred Phantom Units or Assigned Hurdle Units upon, and in exchange for, payments to the holders thereof in accordance with the terms of this Agreement, and nothing in any such award agreement entitles holders of Restricted Common Units, Phantom Common Units, Preferred Phantom Units or Assigned Hurdle Units, upon the cancellation of such Restricted Common Units, Phantom Common Units, Preferred Phantom Units or Assigned Hurdle Units, to any payment other than payments to such holders in accordance with the terms of this Agreement. All of the Units have been duly authorized and validly issued. Except as set forth in Section 4.4 of the Disclosure Schedule, no holder of Units or Phantom Units are party to any convertible securities, calls, preemptive rights, options, warrants, purchase rights or other contracts, agreements or commitments (other than this Agreement) that would require any holder of Units or Phantom Units to sell, transfer or otherwise dispose of the Units or Phantom Units. No holder of Units or Phantom Units is party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Units or Phantom Units. Except as set forth in Section 4.4 of the Disclosure Schedule, there are not any options, warrants, rights, convertible or exchangeable securities or interests, “phantom” equity rights, unit appreciation rights, performance units, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity interests in, or any security or interest convertible or exercisable for or exchangeable into any equity interest in, the Company or any of its Subsidiaries, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, interest, commitment, agreement, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Units or Phantom Units. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity of the Company or any of its Subsidiaries. Except as set forth above in this Section 4.4, (I) no equity interests or voting securities of the Company were issued, reserved for issuance or outstanding and (II) there are no Common Units (including straight Common Units, Restricted Common Units and Common Phantom Units), Preferred Units (including Preferred Phantom Units) or Hurdle Units (including Assigned Hurdle Units) subject to vesting or restrictions on transfer imposed by the Company, “phantom” equity rights, unit appreciation rights, performance units, rights to receive Common Units (including straight Common Units, Restricted Common Units and Common Phantom Units), Preferred Units (including Preferred Phantom Units) or Hurdle Units (including Assigned Hurdle Units) on a deferred basis or other rights that are linked to the value of the Company’s equity interests or voting securities.

Section 4.5. Subsidiaries of the Company. Section 4.5 of the Disclosure Schedule sets forth for each of the Company’s Subsidiaries (a) its name and jurisdiction of organization, (b) its form of organization and (c) the capital stock, membership interests or units held by the Company, directly or indirectly, in such Subsidiary. The Company is the sole direct or indirect beneficial and record owner of the outstanding shares of capital stock or other interests or units in the Company’s Subsidiaries, free and clear of all Liens, except (i) as may be set forth in the certificate of formation, limited liability company agreement, limited partnership agreement, certificate of incorporation or bylaws, or similar governing documents of such Subsidiary, (ii) for any restrictions on sales of securities under applicable securities Laws, (iii) for Permitted Liens and (iv) as set forth in Section 4.5 of the Disclosure Schedule.

Section 4.6. Consents, Government Authorizations. Except for (a) compliance with the HSR Act and the regulations thereunder and any other antitrust or merger notification or control Laws, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, (c) Consents set forth in Section 4.6(c) of the Disclosure Schedule, (d) Consents that, if not obtained or made, would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group and (e) those Consents of Governmental Authorities set forth in Section 4.6(e) of the Disclosure Schedule, no Consent is required to be obtained or made by the Company Group in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than any such requirement that is applicable as a result of the specific legal or regulatory status of Buyer, Merger Sub or any of their respective Affiliates or as a result of any other facts that specifically relate to the business or activities in which Buyer, Merger Sub or any of their respective Affiliates is or proposes to be engaged, other than the Business.

Section 4.7. Financial Statements. Set forth in Section 4.7 of the Disclosure Schedule are (a) the audited consolidated balance sheets of the Company Group as of December 31, 2005 and 2006, (b) the related audited consolidated statements of operations, Members’ deficit and cash flows of the Company Group for the years ended on December 31, 2005 and 2006 and (c) the unaudited consolidated balance sheet of the Company Group as of March 31, 2007 and the related statements of operations, Members’ deficit and cash flows for the period ended on March 31, 2007 (clauses (a) through (c) collectively, the “Company Financial Statements”). Except as set forth therein, the Company Financial Statements present fairly, in all material respects, the combined financial position, results of operations and cash flows of the Company Group, at the respective dates set forth therein and for the respective periods covered thereby, and were prepared in accordance with GAAP (except, in the case of the unaudited financial statements, for the absence of footnotes and any year-end adjustments), consistently applied.

Section 4.8. Absence of Certain Changes. Since the Balance Sheet Date, except as expressly contemplated by this Agreement or as set forth in Section 4.8 of the Disclosure Schedule, each member of the Company Group has conducted its business only in the ordinary course, and there has not been (a) any event, occurrence, development, circumstance or condition that would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group, (b) any damage, destruction or loss, whether or not covered by insurance, that would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group, (c) any change in accounting methods, principles or practices affecting the Company Group, except as required by GAAP or (d) any (i) adoption, entry into, termination or amendment of any Company Plan or other agreement, plan or policy involving the Company Group and one or more current or former director, officer, employee or independent contractor of any member of the Company Group (each, a “Participant”), (ii) increase in the compensation, bonus or fringe or other benefits of, or grant or payment of any type of compensation or benefits to, any Participant not previously receiving or entitled to receive such type of compensation or benefits, other than, in the case of employees who are neither directors nor officers, normal increases in base cash compensation in the ordinary course of business consistent with past practice, (iii) payment of any benefit or amount not required under any Company Plan as in effect on the date of this Agreement, other than wages and salaries in the ordinary course of business consistent with past practice, (iv) grant or payment to any Participant of, or grant to any Participant of any right to receive, any severance, termination, change in control, retention or similar compensation or benefits or increase in any manner such compensation or benefits, (v) payment of any benefits, or grant of any awards, under or entry into, amendment or termination of, any bonus, incentive, performance or other compensation plan or arrangement, Company Plan (including the grant of any equity, equity-based or equity-related awards or rights or “phantom” units or the removal of existing restrictions in any Company Plan or agreements or awards made thereunder), (vi) amendment or modification of any Restricted Common Units, Common Phantom Units, Preferred Phantom Units or Assigned Hurdle Units, (vii) action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan, (viii) action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or (ix) change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined.

Section 4.9. Tax Matters.

(a) Except as set forth in Section 4.9 of the Disclosure Schedule:

(i) Each member of the Company Group has (A) filed, or caused to be filed, all Tax Returns that it was required to file and (B) paid or caused to be paid all Taxes due and payable except Taxes being contested in good faith and adequately reserved against in the Company Financial Statements in accordance with GAAP. All such Tax Returns were true, correct and complete in all material respects. There are no Liens for Taxes on any of the assets of any member of the Company Group other than Liens described in clause (b) of the definition of Permitted Liens.

(ii) No member of the Company Group has received notice from a Governmental Authority of a claim with respect to the Taxes of such member of the Company Group, which claim is still outstanding. No Tax Return of any member of the Company Group is currently, or has been, the subject of an audit by any Governmental Authority and no notice of such an audit has been received by any member of the Company Group.

(iii) No member of the Company Group has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which extension is still in effect. The relevant statute of limitations or reassessment period is closed with respect to all Tax Returns of each member of the Company Group for all taxable periods through December 31, 2006.

(iv) No member of the Company Group is participating or has participated in a listed transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(v) At all times since its formation, the Company has been treated as a partnership for U.S. Federal and applicable state income Tax purposes. Neither the Company nor any other Person on behalf of, or with respect to, the Company has made or filed an election under Treasury Regulations Section 301.7701-3 for the Company to be treated as an association taxable as a corporation. Each Subsidiary of the Company is an entity disregarded from the Company for U.S. Federal and applicable state income Tax purposes.

Section 4.10. Real Property.

(a) No member of the Company Group owns any real property.

(b) Section 4.10(b) of the Disclosure Schedule lists the street address of each parcel of real property currently leased or subleased by any member of the Company Group (the “Leased Real Property”). With respect to each Leased Real Property, (i) the Company has delivered to Buyer a true and complete copy of the lease or sublease in effect on the date hereof relating to such Leased Real Property, together with all amendments thereto, (ii) there has not been any sublease or assignment entered into by any member of the Company Group in respect of the lease or sublease relating to such Leased Real Property, (iii) the lease or sublease relating to such Leased Real Property is legal, valid, binding and enforceable and is in full force and effect and (iv) no member of the Company Group and, to the Company’s Knowledge, no lessor, is in default in any material respect under the lease or sublease relating to such Leased Real Property.

Section 4.11. Intellectual Property.

(a) Set forth on Section 4.11(a) of the Disclosure Schedule are all (i) patents and patent applications, (ii) trademark and service mark registrations and applications for registration thereof, and (iii) copyright registrations and applications for registration thereof, in each case that are owned by a member of the Company Group or licensed from a third party by a member of the Company Group (as indicated on Section 4.11(a) of the Disclosure Schedule). With respect to each item of Intellectual Property listed on Section 4.11(a) of the Disclosure Schedule, except as listed in Section 4.11(a) of the Disclosure Schedule, no member of the Company Group has received written notice of any pending or threatened Action that challenges the validity, enforceability, registration or ownership (or license rights) of the item.

(b) Except as would not have a Material Adverse Effect on the Company Group, a member of the Company Group owns, or is licensed or otherwise possesses sufficient legally enforceable rights to use, all Intellectual Property that is necessary for or currently used by the Company Group in the operation of the Business.

(c) To the Company’s Knowledge, the Business of the Company Group is not currently operated in a manner that infringes upon any Intellectual Property rights of any third parties.

(d) To the Company’s Knowledge, except as would not have a Material Adverse Effect on the Company Group, no third party is infringing upon any Intellectual Property owned by any member of the Company Group.

(e) The Company Group is taking commercially reasonable measures to maintain and protect the confidentiality of the trade secrets owned by any member of the Company Group that are material to the Business

(f) The Company also makes the additional representations and warranties as to certain Intellectual Property matters set forth in Section 4.11(f) of the Disclosure Schedule.

Section 4.12. Environmental Matters. Except as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group:

(a) the Company is, and for the last two (2) years has been, in compliance with all Environmental Laws, and no member of the Company Group has received any written notice from any Person alleging that any member of the Company Group is in violation of any Environmental Law;

(b) no member of the Company Group is subject to any outstanding consent decree, compliance order or administrative order pursuant to any Environmental Law;

(c) no Action is pending or, to the Company’s Knowledge, threatened against any member of the Company Group pursuant to any Environmental Law; and

(d) there have been no Releases of or exposure to any Hazardous Material that could reasonably be expected to form the basis of any Action against, or Liability of, any member of the Company Group under or pursuant to any Environmental Law.

Section 4.13. Contracts.

(a) Section 4.13(a) of the Disclosure Schedule lists the following written contracts or agreements to which any member of the Company Group is a party and which are in effect on the date hereof, other than any lease agreements for Leased Real Property (which are addressed in Section 4.10):

(i) all supply and distribution agreements;

(ii) all swap, exchange, commodity option or hedging agreements;

(iii) any written employment agreement or employment contract that provides for an annual base salary, and any written change in control, retention, severance or termination agreement or contract that provides for any Liability of the Company Group, in each case in excess of $100,000;

(iv) any collective bargaining agreement or other contract with any labor organization, union or association;

(v) any contract pursuant to which any member of the Company Group has acquired assets (whether tangible or intangible) material to the Business since the Company’s inception;

(vi) any contract requiring a capital expenditure or known commitment by any member of the Company Group in excess of $150,000 in any calendar year;

(vii) any contract requiring known or liquidated expenditures or payments to or from any member of the Company Group in excess of $150,000 in any calendar year, other than those that can be terminated without material penalty by such member of the Company Group upon not more than ninety (90) days’ notice;

(viii) any contract that contains a covenant not to compete applicable to a member of the Company Group;

(ix) any contract or agreement under which any member of the Company Group has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible (to secure any Indebtedness or otherwise) or (C) extended credit to any Person, in each case, in an amount in excess of $100,000 of committed credit;

(x) all consulting, management services or other similar agreements;

(xi) any contract or agreement between or among a member or members of the Company Group, on the one hand, and any of the Members or their Affiliates (other than any member of the Company Group), on the other hand;

(xii) any contract or agreement establishing any joint venture, strategic alliance or other collaboration that is material to the business of the Company Group;

(xiii) any contract or agreement with clinical research organizations pursuant to the terms of which there is a current obligation or right of the Company to make annual payments in excess of $150,000 or to receive annual payments in excess of $150,000;

(xiv) any contract or agreement pursuant to which any member of the Company Group licenses or otherwise obtains Intellectual Property from a third party that is used in any products of any member of the Company Group (including any asset purchase agreement pursuant to which any member of the Company Group purchased Intellectual Property);

(xv) any contract pursuant to which a third party manufactures any product or product candidate of any member of the Company Group;

(xvi) any material contract relating to the design, development, or testing of any product or product candidate of any member of the Company Group;

(xvii) any contract providing for indemnification of any Person with respect to material liabilities relating to any current or former business of any member of the Company Group or any predecessor person;

(xviii) the ten (10) largest contracts, by dollar value, with either a group purchasing organization, managed care organization or third-party payor or relating to any federal or state program; and

(xix) any other contract, whether or not made in the ordinary course of business, that is material to any member of the Company Group or the conduct of the Business.

All contracts and agreements set forth in Section 4.13(a) of the Disclosure Schedule are referred to herein as “Material Contracts.” The Company has provided Buyer and Merger Sub a copy of each Material Contract existing on the date hereof.

(b) Except as set forth in Section 4.13(b) of the Disclosure Schedule, (i) subject to the Remedies Exception, each Material Contract is in full force and effect and is the legal, valid and binding obligation of the member of the Company Group that is a party to such Material Contract and, to the Company’s Knowledge, the other parties thereto (the “Other Parties”), and (ii) no member of the Company Group or, to the Company’s Knowledge, any of the Other Parties to any Material Contract is in breach, violation or default, and, to the Company’s Knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach, violation or default by any such party, or permit termination, modification or acceleration by the Other Parties, under such Material Contract, except (A) for breaches, violations or defaults which would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group, and (B) that, in order to avoid a default, violation or breach under any Material Contract, the Consent of the Other Parties set forth in Section 4.6(c) of the Disclosure Schedule may be required solely as a result of the transactions contemplated hereby.

Section 4.14. Insurance. The members of the Company Group maintain insurance policies in such amounts, with such deductibles and against such risks and losses as are, in the Company’s judgment, reasonable for the assets of the Company Group and the conduct of the Business. The Company has provided Buyer with claims information directly from each carrier of such insurance policies. Except as set forth in Section 4.14 of the Disclosure Schedule, (a) no member of the Company Group has received any notice from any insurer under any insurance policy applicable to such member disclaiming coverage, reserving rights with respect to a particular claim or such policy in general or canceling or materially amending any such policy, (b) there is no claim, suit or other matter currently pending in respect of which a member of the Company Group has received such a notice and (c) the insurance policies applicable to the Company Group or extensions or renewals thereof will be outstanding and duly in full force without interruption until the Closing Date, with all premiums due and payable thereon having been paid.

Section 4.15. Litigation. Except as set forth in Section 4.15 of the Disclosure Schedule, (a) there are no Actions pending or, to the Company’s Knowledge, threatened before any Governmental Authority against any member of the Company Group or a predecessor in interest of a member of the Company Group which are reasonably likely to result in Liability for any member of the Company Group that would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group and (b) there are no outstanding Injunctions, judgments, orders, decrees or rulings to which any member of the Company Group is a party or by which it is bound by, or with any Governmental Authority that would or would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

Section 4.16. Employee Matters.

(a) Section 4.16(a) of the Disclosure Schedule contains a complete and accurate list of each (i) pension plan (as defined in Section 3(2) of ERISA), “employee benefit plan,” within the meaning of section 3(3) of ERISA, and bonus, incentive or deferred compensation, retirement, profit-sharing, savings, equity or equity-based, severance, change in control, retention, termination, welfare, perquisite, fringe benefit, vacation, disability, death benefit, hospitalization, medical, welfare benefit or other similar plan, program, policy and arrangement, in each case, sponsored, maintained, contributed to, or required to be maintained or contributed to, by any member of the Company Group or any other person or entity that, together with any member of the Company Group, is treated as a single employer under Section 414 of the Code (each, a “Commonly Controlled Entity”) for the benefit of any Participant and (ii) (A) employment, consulting, bonus, incentive or deferred compensation, profit-sharing, savings, equity or equity-based, severance, change in control, retention, termination, indemnification, loan or similar other agreement and (B) agreement under which the benefits are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company Group of a nature contemplated by this Agreement, in each case between the Company Group, on the one hand, and any Participant, on the other hand (the plans, programs, policies, arrangements and agreements in clauses (i) and (ii), collectively, the “Company Plans”).

(b) Each Company Plan (and any related trust or other funding vehicle) has been operated and administered, in all material respects, in accordance with its terms and with applicable Law, including ERISA and the Code. Each member of the Company Group is in compliance in all material respects with ERISA, the Code and all other Laws applicable to the Company Plans.

(c) Each Company Plan which is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA and which is intended to be qualified under section 401(a) of the Code has, to the extent applicable, received a determination or opinion letter from the Internal Revenue Service.

(d) There is no pending or, to the Company’s Knowledge, threatened legal Action, suit or claim, or investigations by any Governmental Authorities, relating to the Company Plans (other than routine claims for benefits payable in the ordinary course).

(e) No Company Plan is, and no member of the Company Group nor any Commonly Controlled Entity has sponsored, maintained, contributed to, or been required to maintain or contribute to, or has any actual or contingent liability under any Company Plan that is, subject to section 302 or Title IV of ERISA or section 412 of the Code or is otherwise a defined benefit plan. No Company Plan is a “multiemployer plan” within the meaning of section 3(37) of ERISA. No Company Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under section 4980(B)(f) of the Code), and no circumstances exist that could result in any member of the Company Group becoming obligated to provide any such benefits.

(f) With respect to each Company Plan, true and complete copies of the following documents have been provided or made available to Buyer and Merger Sub, to the extent applicable: (i) the most recent plan documents and all amendments thereto; (ii) the most recent trust instruments and insurance contracts; (iii) the two most recent reports on Form 5500 filed with the Internal Revenue Service; (iv) the most recent summary plan description; (v) the most recent determination or opinion letter issued by the Internal Revenue Service; and (vi) the most recent financial statement and actuarial or other valuation reports prepared with respect thereto.

(g) None of the execution and delivery of this Agreement or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any Participant to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Plan or (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan.

(h) No employees of any member of the Company Group are, or since January 1, 2004 have been, represented by any union with respect to their employment by any member of the Company Group. There is not pending and since January 1, 2004 until the date hereof there has not been any material labor dispute, union organization attempt or work stoppage, slowdown or lockout due to labor disagreements. There is no, and since January 1, 2004 until the date hereof, there has not been, any unfair labor practice charge, complaint or other proceeding pending and, to the Knowledge of the Company, no such charge, complaint or other proceeding is threatened, against any member of the Company Group before the National Labor Relations Board or any other Governmental Authority. Each member of the Company Group is, and since January 1, 2004, has been, in compliance in all material respects with all applicable laws relating to employment and employment practices, occupational safety and health standards, terms and conditions of employment and wages and hours, and is not, and since January 1, 2004, has not, engaged in any unfair labor practice. There are no material complaints, controversies, lawsuits or other proceedings pending or, to the Knowledge of the Company, threatened against any member of the Company Group brought by or on behalf of any applicant for employment, any Participant or any class of the foregoing, relating to any such law, or alleging breach of any express or implied contract of employment or of any other wrongful or tortious conduct in connection with the employment relationship. There are no pending or, to the Knowledge of the Company, threatened, investigations, audits, complaints, or proceedings against any member of the Company Group by or before any Governmental Authority, whether domestic or foreign, respecting or involving any applicant for employment, any Participant or any class of the foregoing.

Section 4.17. Legal Compliance. Except with respect to Tax matters (which are addressed exclusively in Section 4.9), Intellectual Property matters (which are addressed exclusively in Section 4.11) and employee matters (which are addressed exclusively in Section 4.16), no member of the Company Group is in violation of any Law applicable to its business or operations, except for violations and failures to comply that would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group. No Governmental Authority has commenced or threatened to initiate any action to withdraw any approvals or registrations relating to the Business or any Product, or request the recall of any Product, or commenced or threatened to initiate any action to enjoin production of any Product.

Section 4.18. Brokers’ Fees. Except as set forth in Section 4.18 of the Disclosure Schedule, no member of the Company Group has entered into any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of Buyer, Merger Sub or any of their respective Affiliates or the Company to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 4.19. Permits. Each material Permit of the Company Group is set forth in Section 4.19(a) of the Disclosure Schedule. Except as set forth in Section 4.19(b) of the Disclosure Schedule, the Company Group has all Permits required to conduct the Business as currently conducted and operated, except for such Permits which the failure to have or obtain would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group. Each such Permit is in full force and effect and the applicable member of the Company Group is in compliance with all its obligations with respect thereto, except for such failure to be in full force and effect or non-compliance as would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group. Notwithstanding the foregoing, each Permit set forth in Section 4.19(c) of the Disclosure Schedule is in full force and effect and the applicable member of the Company Group is in compliance, in all material respects, with all its obligations with respect thereto. There are no Actions pending or, to the Company’s Knowledge, threatened which might reasonably be expected to result in the revocation or termination of any material Permit of the Company Group.

Section 4.20. Transaction with Affiliates; Ownership of Assets. Except as set forth in Section 4.20 of the Disclosure Schedule, there is not any contract, agreement or any other arrangement between any member of the Company Group, on the one hand, and any Member or any Affiliate of any Member, on the other hand, will continue in effect subsequent to the Closing. Except as set forth in Section 4.20 of the Disclosure Schedule, after the Closing no Member and no Affiliate of any Member will have any interest in any asset or property (real or personal, tangible or intangible) of any member of the Surviving Company Group.

Section 4.21. No Additional Representations and Warranties. Except for the Company’s representations and warranties provided in this Article IV, none of the Company or the holders of Units or Phantom Units or any of their respective Affiliates, or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates with respect to the Company Group.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES REGARDING BUYER AND MERGER SUB

Buyer and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1. Organization. Each of Buyer and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Merger Sub has all requisite power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties where such properties are now owned, leased or operated. Each of Buyer and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so duly qualified or licensed or in good standing would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Buyer or Merger Sub.

Section 5.2. Authorization. Each of Buyer and Merger Sub has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the other Transaction Documents to which Buyer and/or Merger Sub is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer and Merger Sub. This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming this Agreement constitutes a legal, valid and binding obligation of the Company, constitutes a legal, valid and binding obligation of each of Buyer and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Remedies Exception.

Section 5.3. Noncontravention. Neither the execution and delivery of this Agreement by Buyer and Merger Sub, nor the consummation by Buyer and Merger Sub of the transactions contemplated hereby, will (a) conflict with any provision of the organizational documents of Buyer or Merger Sub, (b) violate or result in a breach of any material agreement, contract, lease, license, instrument or other arrangement to which Buyer, Merger Sub or any of their Affiliates is a party or by which any of their respective properties are bound, or (c) violate any Law to which Buyer, Merger Sub or any of their Subsidiaries is subject, except, in the case of clauses (b) and (c), for such violations or breaches which would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Buyer or Merger Sub.

Section 5.4. Consents, Government Authorizations. Except for (a) compliance with the HSR Act and the regulations thereunder and any other antitrust or merger notification or control Laws, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, (c) Consents that, if not obtained or made, would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Buyer or Merger Sub and (d) those Consents of Government Authorities set forth in Section 5.4 of the Disclosure Schedule, no Consent is required to be obtained or made by Buyer or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.5. Financial Capacity. Buyer has as of the date hereof, and at the Closing will have, sufficient cash in immediately available funds to pay the Adjusted Merger Consideration in accordance with the terms of Article III and any other amounts to be paid by it hereunder.

Section 5.6. Litigation. Except as set forth in Section 5.6 of the Disclosure Schedule, there are no Actions pending or, to each of Buyer’s and Merger Sub’s Knowledge, threatened before any Governmental Authority against Buyer, Merger Sub or any of their Affiliates which would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Merger Sub, and there are no outstanding Injunctions, judgments, orders, decrees, rulings, or charges to which Buyer, Merger Sub or any of their Affiliates is a party or by which Buyer, Merger Sub or any of their Affiliates is bound, by or with any Governmental Authority which would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer or Merger Sub.

Section 5.7. Brokers’ Fees. None of Buyer, Merger Sub or any of their Affiliates has any contract or other arrangement or understanding (written or oral, express or implied) with any Person which may result in the obligation of the Company, the holders of Units, the holders of Phantom Units or any of their Affiliates to pay any fees or commissions to any broker or finder as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.8. Information. The Company Group has provided Buyer with such access to the facilities, books, records and personnel of each member of the Company Group and Affiliates as Buyer has deemed necessary and appropriate in order for Buyer to investigate to its satisfaction the Business and properties of each member of the Company Group and their Affiliates sufficiently to make an informed investment decision to participate in the Merger and to enter into this Agreement. Buyer (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of participation in the Merger and is capable of bearing the economic risks of such transaction. Buyer agrees to participate in the Merger based upon its own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to any member of the Company Group, except as expressly set forth in this Agreement.

ARTICLE VI.

COVENANTS

Section 6.1. Conduct of the Company. The Company covenants and agrees that, except (a) as otherwise contemplated by this Agreement (including as described in Section 6.1 of the Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) and the other Transaction Documents or (b) as otherwise approved in writing by Buyer or Merger Sub (which approval shall not be unreasonably withheld or delayed), during the period commencing on the date hereof and ending on the Closing Date, the Company will, and will cause each other member of the Company Group to, conduct the Business in the ordinary course and use its commercially reasonable efforts to maintain and preserve intact the business of the Company Group in all material respects. Until the Closing, except (a) as otherwise contemplated by this Agreement (including as described in Section 6.1 of the Disclosure Schedule and the other matters contemplated by the other Schedules and Exhibits hereto) and the other Transaction Documents, (b) as required by any change in applicable Law or (c) as otherwise approved in writing by Buyer or Merger Sub (which approval shall not be unreasonably withheld or delayed), the Company will not, and will cause each other member of the Company Group not to, take any of the following actions:

(i) (A) amend any organizational documents of a member of the Company Group or (B) except for issuances of Preferred Units to existing Members in exchange for capital contributions to the Company by such Members in accordance with the LLC Agreement and the Equity Commitment Letter, authorize for issuance, issue, grant, sell, deliver, dispose of, pledge or otherwise encumber any of the membership interests or securities (including any Phantom Units) or other equity interests of any member of the Company Group or issue any Rights to subscribe for or acquire any of the membership interests or securities (including any Phantom Units) or other equity interests of any member of the Company Group (other than any of such issuances between the Company and/or any wholly owned Subsidiary of the Company);

(ii) sell, transfer, license or otherwise dispose of or encumber any of the material assets pertaining to the business of the Company Group;

(iii) fail to exercise any rights of renewal with respect to any lease of any Leased Real Property that by its terms would otherwise expire, or materially modify, amend, terminate or permit the lapse of any such lease;

(iv) other than (A) Indebtedness prepayable by the Company without penalty and (B) incremental Indebtedness in the ordinary course of business pursuant to the terms of arrangements in existence as of the date hereof, incur or assume Indebtedness;

(v) acquire (by merger, consolidation or combination, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof;

(vi) acquire assets (tangible or intangible), except for transactions not in excess of $100,000;

(vii) except as required by GAAP, change any accounting methods, principles or practices;

(viii) enter into, modify or terminate a Material Contract; provided, however, that for purposes of this Section 6.1(viii), references to “$150,000” in clauses (vi), (vii) and (xiii) of Section 4.13(a) shall be replaced with references to “$100,000”;

(ix) except as otherwise contemplated by this Agreement or as required to ensure that any Company Plan is not then out of compliance with applicable Law or to comply with any Company Plan entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore made available to Parent), (A) adopt, enter into, terminate or amend any collective bargaining agreement or Company Plan or other agreement, plan or policy involving any member of the Company Group and one or more Participants, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or grant or pay any type of compensation or benefits to, any Participant not previously receiving or entitled to receive such type of compensation or benefits, other than, in the case of employees who are neither directors nor officers, normal increases in base cash compensation in the ordinary course of business consistent with past practice, (C) pay any benefit or amount not required under any Company Plan as in effect on the date of this Agreement, other than wages and salaries in the ordinary course of business consistent with past practice, (D) grant or pay to any Participant, or grant to any Participant the right to receive, any severance, termination, change in control, retention or similar compensation or benefits or increase in any manner such compensation or benefits, (E) pay any benefits under or grant any awards under or enter into, amend or terminate, any bonus, incentive, performance or other compensation plan or arrangement, Company Plan (including the grant of any Restricted Common Units, Phantom Units, Assigned Hurdle Units or other equity, equity-based or equity-related awards or rights or “phantom” units or the removal of existing restrictions in any Company Plan or agreements or awards made thereunder), (F) amend or modify any Restricted Common Units, Common Phantom Units, Preferred Phantom Units or Assigned Hurdle Units, (G) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Plan, (H) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Plan or (I) change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined;

(x) settle any material Tax dispute or make any material Tax election;

(xi) permit, allow or suffer any of its assets to become subjected to any Lien of any nature whatsoever, other than Permitted Liens;

(xii) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xiii) make payment on any Company Transaction Expenses, any Retained Liabilities or any fees or expenses recoverable by the Member Representative pursuant to Article III or Article IX, other than payment on any Company Transaction Expenses or Retained Liability due prior to the Closing in accordance with the terms of such Company Transaction Expenses or Retained Liability as in effect on the date hereof (with Buyer being notified of each such payment and the terms thereof);

(xiv) enter into any settlement agreement with respect to any claim relating to or arising from the conduct of the Business or otherwise waive or discharge any such claim, or pay any material amount, or perform any material obligation, in compromise of any claim that would be reasonably likely to restrict materially, or have a material adverse effect on, the future conduct of the Business by the Surviving Company;

(xv) engage in any acceleration or customer orders or sales through the granting of discounts or financial incentives other than in the ordinary course of business consistent with past practices; or

(xvi)agree, whether in writing or otherwise, to do any of the foregoing.
Section 6.2.	Access to Information; Confidentiality.

(a) Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 10.1, the Company shall, and shall cause each other member of the Company Group to, permit Buyer and its authorized agents or representatives, including its independent accountants, to have reasonable access to the properties, books and records of the Company Group during normal business hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Company Group as Buyer may reasonably request; provided, that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business of the Company or the Company Group. All requests for access to the offices, properties, books and records of the Company Group shall be made to the Member Representative or such representatives of the Company as the Member Representative shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Buyer nor any of its Affiliates or their respective representatives shall contact any of the customers, suppliers, parties that have business relationships with or are joint venture partners of any member of the Company Group or any of their respective Affiliates with respect to any member of the Company Group or otherwise in connection with the transactions contemplated hereby, whether in person or by telephone, mail (electronic or otherwise) or other means of communication, without the specific prior authorization of the Member Representative. Any access to the offices, properties, books and records of the Company Group shall be subject to the following additional limitations: (i) Buyer shall give the Member Representative notice of at least three (3) Business Days before conducting any inspections or communicating with any third party relating to any member of the Company Group or any property of the Company Group, and the Member Representative or a representative of the Company Group designated by the Member Representative shall have the right to be present when Buyer, any of its Affiliates or their respective representatives conducts such investigations; and (ii) Buyer, its Affiliates and their respective representatives shall use its commercially reasonable efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis.

(b) Buyer, Merger Sub and their respective Affiliates and representatives will hold in confidence all confidential information obtained from any holder of Units, any holder of Phantom Units, the Company Group or their respective Affiliates, officers, agents, representatives or employees, whether or not relating to the Business, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the execution of this Agreement and shall survive any termination of this Agreement in accordance with the terms of the Confidentiality Agreement.

Section 6.3. Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the Parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including such actions or things as any other Party hereto may reasonably request in order to cause any of the conditions to such other Party’s obligation to consummate such transactions specified in Article VII to be fully satisfied.

Section 6.4. Approvals. Without limiting the generality of Section 6.3:

(a) The Parties shall (and shall cause their respective directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) obtaining all necessary Consents, including, without limitation, those Consents set forth in Sections 4.6(c), 4.6(e), 5.4 and 7.1(c) of the Disclosure Schedule, or other permission or action by, and giving all necessary notices to and making all necessary filings, meetings or appearances with and applications and submissions to, any Governmental Authority (the “Governmental Approvals”) or other Person, (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority (an “Injunction”) of any type referred to in Section 7.1(a) and (iii) in general, consummating and making effective the transactions contemplated hereby. Subject to Article X, the Parties and their Affiliates shall not take any action inconsistent with their obligations under this Agreement, or enter into or complete any transactions that could reasonably be expected to materially delay or hinder or prohibit the consummation of the transactions contemplated hereby, including causing the failure of the closing conditions set forth in Article VII to be satisfied.

(b) The Company, Buyer and Merger Sub shall timely and promptly cause to be made all filings with Governmental Authorities which may be required by each of them and their respective Affiliates in connection with the consummation of the transactions, including the filing of a notification and report form under the HSR Act within ten (10) days of the date hereof. Each Party shall furnish to the other Party such necessary information and assistance as such other Party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority.

(c) Each of the Parties shall notify and keep the other Party advised as to (i) any material communication from any Governmental Authority regarding any of the transactions contemplated hereby and (ii) any Action pending and known to such Party, or to its Knowledge threatened, which challenges the transactions contemplated hereby. Without in any way limiting the foregoing, the Parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with any Governmental Approvals. Subject to the provisions of Article X, the Company, Buyer and Merger Sub shall not take any action inconsistent with their obligations under this Agreement or which would materially hinder or delay the consummation of the transactions contemplated by this Agreement.

Section 6.5. Public Announcements. Except to the extent otherwise required by applicable Law or the rules or regulations of any securities exchange (and then only after consultation with the other Parties hereto), none of the Parties will issue any press release or make any other public announcements concerning the transactions contemplated hereby or the contents of this Agreement or the Transaction Documents without the prior written consent of the other Parties.

Section 6.6. Notification of Certain Matters. (a) Between the date hereof and the Closing Date, each Party will give prompt written or electronic notice to the other Parties after it becomes aware of: (i) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement to be complied with or satisfied, (ii) any failure of a Party to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it hereunder, and (iii) except for such Consents the necessity of which to obtain, file or give has been disclosed herein or in the Schedules hereto, any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

(b) At least three (3) days prior to the Closing, the Company shall furnish to Buyer and the Merger Sub a statement, certified by the chief executive officer and the chief financial officer of the Company and reviewed by the Company’s independent auditors (with such independent auditors expressing in writing that they have no objections to the information contained therein), setting forth (i) the amounts of Company Transaction Expenses and Retained Liabilities to be funded by Buyer to the Company at Closing under Section 3.6(b) and (ii) an estimate of the amount of Working Capital, calculated in accordance with the provisions of Section 3.7 (such estimate, the “Estimated Closing Date Working Capital”), which statement shall be reasonably satisfactory to Buyer.

Section 6.7. Director and Officer Indemnification. For six (6) years from and after the Closing Date, to the fullest extent permitted by applicable Law and the organizational documents of the Company immediately prior to the date of this Agreement, Buyer shall cause the Surviving Company and the Surviving Company’s Subsidiaries (collectively, the “Surviving Company Group”) to indemnify and hold harmless the officers, managers and directors of any member of the Company Group who held any such position at any time on or prior to the Effective Time (collectively, “Indemnified Officers”), to the same extent as such Indemnified Officers are indemnified by the Company Group on the date hereof, in respect of acts or omission occurring prior to the Closing, and Buyer shall cause the applicable member of the Surviving Company Group to maintain for six (6) years from and after the Closing indemnification provisions in its organizational documents that are no less favorable to the Indemnified Officers than those in effect with respect to such member of the Company Group immediately prior to the date of this Agreement. Buyer shall cause to be obtained and maintained in effect, for a period of six (6) years after the Closing, policies of directors’ and officers’ liability insurance protecting the Indemnified Officers with coverages and containing terms and conditions (including with respect to deductible, amount and payment of attorneys’ fees) that are no less favorable than those in existing policies of the Company as of the date hereof. Buyer may, at its option, select the insurance broker for effecting such insurance policies. The Company shall have the right, but not the obligation, to acquire a six (6) year tail policy for the Persons currently covered by the Company’s directors’ and officers’ liability insurance policy that is consistent with the second preceding sentence. Such policy shall be prepaid at the Closing and shall be non-cancelable. Notwithstanding any other provision of this Agreement to the contrary, each of the Parties agrees that from and after the Closing Date each Indemnified Officer shall be a third party beneficiary under this Agreement for purposes of enforcing this Section 6.7.

Section 6.8. Employee Benefit Arrangements.

(a) From and after the Closing Date, Buyer shall, and shall cause the Surviving Company Group to, honor, pay, perform and satisfy any and all Liabilities, obligations and responsibilities to or in respect of each of the employees (including those employees who are full-time, part-time, temporary, on vacation or on a paid or unpaid leave of absence) of any member of the Company Group and the directors of any member of the Company Group (in each case, as determined as of the Closing Date) (collectively, the “Company Group Employees”) arising under the terms of any Company Plan as in effect immediately prior to the Closing Date, in accordance with the terms of such Company Plan.

(b) Without limiting the foregoing and notwithstanding anything contained herein to the contrary, for a period of not less than one (1) year following the Closing Date, Buyer shall, and shall cause the Surviving Company Group to, provide each Company Group Employee who continues employment with a member of the Surviving Company Group or any of its Affiliates with compensation and benefits (including with respect to severance and annual bonus opportunities but excluding equity or equity-based compensation) that are not less favorable in the aggregate than the compensation and benefits provided to such Company Group Employee immediately prior to the Closing Date. Buyer shall, and shall cause the Surviving Company Group to, cause each employee benefit plan (including, but not limited to, each severance plan or arrangement) maintained or contributed to by Buyer or any of its Affiliates and in which a Company Group Employee participates, solely to the extent that Buyer makes such plan available to such Company Group Employee, provide credit for any employee co-payments or similar amounts and to recognize all service of such Company Group Employee with any member of the Company Group for purposes of eligibility and vesting (except that such service (i) shall not be counted to the extent that it would result in a duplication of benefits, (ii) shall be counted for eligibility only for applicable Buyer severance plans and arrangements and (iii) shall not be counted for purposes of benefit accrual under any defined benefit plan) and, if applicable, to waive any exclusions for preexisting conditions under any such health or welfare plans.

(c) The Company shall ensure that following the Effective Time, no holder of a Restricted Common Unit, Common Phantom Unit, Preferred Phantom Unit or Assigned Hurdle Unit (or former holder of a Restricted Common Unit, Common Phantom Unit, Preferred Phantom Unit or Assigned Hurdle Unit) or any Participant shall have any right under any Company Plan to acquire any equity interests or voting securities of any member of the Company Group or the Surviving Company Group (including “phantom” equity or equity appreciation rights).

(d) Notwithstanding the foregoing, no provision of this Section 6.8, whether express or implied, shall, in and of itself, (i) constitute or create an employment agreement with any Company Group Employee, (ii) be treated as an amendment or other modification of any Company Plan or any other plan or arrangement covering the Company Group Employees, or (iii) limit the right of Buyer to amend, terminate or otherwise modify, or to cause the Surviving Company Group to amend, terminate or otherwise modify, any existing benefit plan or arrangement following the Closing Date. Nothing in this Section 6.8 shall create any third party beneficiary rights in any Person other than the parties to this Agreement, including no third party beneficiary rights in any current or former Company Group Employee or any beneficiary or dependent thereof.

Section 6.9. Post-Closing Access; Preservation of Records. From and after the Closing, Buyer will cooperate in good faith with the holders of Units and the holders of Phantom Units in respect of Tax matters (including Actions with respect to Taxes); provided, however, that such cooperation shall not interfere with the normal operations of the Surviving Company Group and the reasonable out-of-pocket expenses of the Surviving Company Group incurred in connection therewith will be paid by such holder of Units or Phantom Units. Buyer will cause the Surviving Company Group to maintain and preserve all Tax Returns, books, records and other documents that are reasonably necessary for such cooperation for the lesser of (i) seven (7) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended.

Section 6.10. Further Assurances. Each Party agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take (or cause their respective Affiliates to take) such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

Section 6.11. No Solicitation. From the date hereof until the Closing Date or the termination of this Agreement pursuant to Section 10.1, neither the Company nor the Member Representative will, and the Company shall cause each other member of the Company Group and any officer, director, employee, representative, agent and advisor of any member of the Company Group not to (a) directly or indirectly solicit or encourage any inquiries or proposals for, or enter into or continue any discussions with respect to, the acquisition (including by merger, recapitalization or similar transaction) by any Person (other than a holder of Units or Phantom Units, as permitted by Section 6.1) of any of the Units, Phantom Units or other membership interest (or phantom membership interest) or other securities of any other member of the Company Group or any of the assets of the Company Group material to the Business (an “Acquisition Transaction”), or (b) furnish or permit to be furnished any non-public information concerning the Company Group or its Business to any Person (other than Buyer, Merger Sub or their Affiliates and respective agents and representatives), other than information furnished in the ordinary course of business. Each of the Company and the Member Representative shall promptly notify Buyer of any inquiry or proposal received by it or its representatives with respect to any such Acquisition Transaction.

Section 6.12. Supplemental Disclosure. Up to five (5) days prior to the scheduled Closing Date, the Company may correct or supplement in writing any information furnished in the Disclosure Schedule, including any information that is materially incorrect or incomplete as a result of any facts or circumstances occurring or arising after the date hereof, and shall promptly furnish such supplemented information to Buyer. Thereafter, prior to the Closing, the Company shall promptly notify Buyer in writing of any additional corrections or supplements to the Disclosure Schedule. Any such corrected or supplemental information shall not be deemed to amend this Agreement for purposes of determining the satisfaction of the closing condition set forth in Section 7.3(a) or for purposes of determining whether any person is entitled to indemnification pursuant to Article VIII.

Section 6.13. Tax Treatment of Transactions. To the extent the Company ceases to be classified as a partnership for U.S. Federal income Tax purposes as a result of the transactions contemplated by this Agreement, the transactions contemplated by this Agreement shall be treated for all U.S. Federal income Tax purposes as a sale by the Members of partnership interests of the Company and as a purchase by Buyer of the assets and liabilities of the Company.

Section 6.14. Purchase Price Allocation. Buyer and the Member Representative shall negotiate in good faith to enter into an agreement on or after the Closing Date concerning the allocation of the Merger Consideration (including any adjustments thereto) and the assumed liabilities among the assets of the Company for Tax purposes (such allocation, which shall be in accordance with Federal Tax principles, the “Allocation”), and the Allocation shall be made pursuant to the following procedure:

(a)	as soon as reasonably practicable after the Closing Date, Buyer shall deliver to the Member Representative a proposed Allocation (such proposed Allocation, the “Proposed Allocation”);

(b)	the Member Representative may object to the Proposed Allocation in writing within fifteen (15) Business Days of the delivery of the Proposed Allocation but only if such objection, if sustained, would result in (i) a reduction of the aggregate amount of the Proposed Allocation that is allocated to those assets the deemed disposition of which results in short-term capital gain or ordinary income for tax purposes (“Ordinary Income Assets”) for the Members and (ii) a corresponding increase in the aggregate amount of the Proposed Allocation that is allocated to assets other than Ordinary Income Assets (each such objection, a “Permissible Objection”) (it being understood that the term Permissible Objection shall encompass an objection regarding the allocation of a portion of the Merger Consideration to a covenant not to compete); the Member Representative shall be deemed to have accepted and agreed to the Proposed Allocation (and the Proposed Allocation shall become the Allocation and shall be binding on Buyer, the Member Representative and the Members for all purposes) if such notice is not delivered to the Buyer within fifteen (15) Business Days of the Buyer’s delivery of the Proposed Allocation;

(c)	if the Member Representative provides timely notice to Buyer, in accordance with Section 6.14(b), that it objects to the Proposed Allocation, then Buyer and the Member Representative shall negotiate in good faith about any Permissible Objection for fifteen (15) days after the delivery of such notice;

(d)	if Buyer and the Member Representative agree to amend the Proposed Allocation as a result of reaching a written agreement about a Permissible Objection, then the Proposed Allocation, as so amended, shall become the Allocation and shall be binding on Buyer and the Members for all Tax purposes;

(e)	if Buyer and the Member Representative cannot reach written agreement amending the Proposed Allocation within the fifteen (15) day period set forth in Section 6.14(c), then all unresolved Permissible Objections shall be immediately submitted for resolution to the Accounting Firm. The Accounting Firm shall make a final determination as to those unresolved Permissible Objections within thirty (30) days after such submission. The fees and expenses of the Accounting Firm shall be shared equally between the Member Representative and the Buyer;

(f)	the determinations of the Accounting Firm shall be final and binding on Buyer, the Members and the Member Representative for all Tax purposes; and

(g)	Buyer, the Members and the Member Representative shall act in accordance with any Allocation resulting from the procedures set forth in this Section 6.14 in any Tax Returns or similar filings. In the event that any Governmental Authority disputes such Allocation, Buyer or the Member Representative, as the case may be, shall promptly notify the other party of the nature of such dispute.

ARTICLE VII.

CONDITIONS TO CLOSING

Section 7.1. Condition Precedent to Obligations of Buyer, Merger Sub and the Company. The respective obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, where legally permissible, waiver by such Party) at or prior to the Closing Date of the following conditions:

(a) No Adverse Order. There shall be no material Injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction that is in effect that prohibits the consummation of the transactions contemplated hereby.

(b) Antitrust Authorizations. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated and any other material competition approvals from any foreign Governmental Authority required to be obtained in connection with the transactions contemplated hereby shall have been obtained.

(c) Consents. The Consents set forth in Sections 4.6(e), 5.4 and 7.1(c) of the Disclosure Schedule shall have been obtained or made, as applicable.

Section 7.2. Conditions Precedent to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of Buyer and Merger Sub’s Representations and Warranties. The representations and warranties of Buyer and Merger Sub contained in Article V, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Buyer or Merger Sub; and the Company shall have received a certificate signed by a duly authorized officer of Buyer and Merger Sub confirming the foregoing as of the Closing Date.

(b) Covenants and Agreements of Buyer and Merger Sub. Each of Buyer and Merger Sub shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and the Company shall have received a certificate signed by a duly authorized officer of Buyer and Merger Sub confirming the foregoing as of the Closing Date.

(c) Closing Deliveries. On or prior to the Closing Date, Buyer shall have made or caused to be made all deliveries required in accordance with Section 3.6(b).

Section 7.3. Conditions Precedent to Obligations of Buyer and Merger Sub. The obligation of each of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by each of Buyer and Merger Sub) at or prior to the Closing Date of each of the following additional conditions:

(a) Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company contained in Article IV, disregarding all qualifications contained herein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on the Closing Date (except for such representations and warranties which by their express provisions are made as of an earlier date, in which case they shall be true and correct as of such date), except to the extent that the failure of such representations and warranties to be true and correct would not and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company Group; and Buyer shall have received a certificate from the Company signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(b) Covenants and Agreements of the Company. The Company shall have performed and complied with all of its covenants and agreements hereunder in all material respects through the Closing Date; and Buyer shall have received a certificate from the Company signed by a duly authorized officer of the Company confirming the foregoing as of the Closing Date.

(c) Closing Documents. On or prior to the Closing Date, the Company shall have made or caused to be made all deliveries required to be delivered by the Company in accordance with Section 3.6(a).

ARTICLE VIII.

INDEMNIFICATION

Section 8.1. Survival.

(a) (i) The representations and warranties contained in Article IV shall terminate at 5:00 p.m. (Eastern Standard Time) on December 31, 2008 (the “Survival Date”), (ii) the provisions of Article VIII, Article IX and Article XI shall survive indefinitely and (iii) after the Closing, the indemnification provisions under Sections 8.2(a)(i)(B) and 8.2(b)(ii) shall apply only to the covenants and other agreements set forth in Article III and Sections 6.1, 6.2(b), 6.3, 6.4, 6.5, 6.7, 6.8(a), 6.8(b), 6.9, 6.10, 6.13 and 6.14. No other representations, warranties or covenants of the Parties contained in this Agreement shall survive the Closing. If a notice of a claim with respect to a breach of a representation or warranty is asserted in writing and delivered prior to the Survival Date, then such representation or warranty shall survive solely in connection with such claim until such time as such claim is resolved in accordance with the terms of this Article VIII.

(b) If prior to the Closing any Party (the “Waiving Party”) has knowledge of any breach by any other Party of any representation, warranty or covenant contained in this Agreement and, at least five (5) days prior to the Closing, such other Party acknowledges in writing that the effect of such breach is a failure of any condition to the Waiving Party’s obligations set forth in this Agreement and the Waiving Party proceeds with the Closing, the Waiving Party shall be deemed to have waived such breach and the Waiving Party and its successors, assigns and affiliates shall not be entitled to be indemnified pursuant to this Article VIII, to sue for Damages or to assert any other right or remedy for any Damages arising from any matters relating to such condition or breach, notwithstanding anything to the contrary contained herein or in any certificate delivered pursuant hereto. Except as expressly provided in this Section 8.1(b), the rights of each Buyer Indemnified Party under Sections 8.2(a), and the rights of each Member Indemnified Party under Section 8.2(b), after the Closing shall not be affected by any knowledge at or prior to the execution of this Agreement or at or prior to the Closing of any breach of this Agreement, whether such knowledge came from any member of the Company Group, the Member Representative or any other Person, or any waiver of Section 7.2(a) or Section 7.3(a).

Section 8.2. Indemnification.

(a) (i) Subject to the provisions of this Article VIII, after the Closing, Buyer, Merger Sub and their Affiliates (including the Surviving Company Group) and Buyer’s, Merger Sub’s and such Affiliates’ respective officers, directors, employees, partners, members, stockholders, and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”) shall be entitled to indemnification solely from the Escrow Amount against all Damages (excluding, except in the case of Third-Party Claims, punitive damages or loss of profits) incurred by the Buyer Indemnified Parties or any of them arising from or as a result of:

(A) subject to the limitations set forth in Section 8.1, the breach of any representation or warranty of the Company contained in this Agreement;

(B) subject to the limitations set forth in Section 8.1, the breach or non-performance by the Company of any of its covenants or other agreements contained in this Agreement;

(C) all Company Transaction Expenses in excess of the amount thereof deducted from the Base Merger Consideration in arriving at the Merger Consideration;

(D) all Retained Liabilities in excess of the amount thereof deducted from the Base Merger Consideration in arriving at the Merger Consideration; and

(E) the amount by which the Adjusted Merger Consideration is less than the Closing Date Payment; and

(F) any Pre-Closing Tax Liability.

(ii) The Buyer Indemnified Parties shall not be entitled to indemnification under Section 8.2(a)(i)(A):

(A) unless the aggregate of all Damages for which the Buyer Indemnified Parties, but for this Section 8.2(a)(ii)(A), are entitled to indemnification thereunder exceeds on a cumulative basis an amount equal to $1,250,000, after which the Buyer Indemnified Parties shall be entitled to indemnification for all Damages for which they are entitled to indemnification under Section 8.2(a)(i)(A); provided, however, that this Section 8.2(a)(ii)(A) shall not apply to any claim for indemnification arising out of a breach or alleged breach of Section 4.1, 4.2, 4.4, 4.5 or 4.7; and

(B) for any individual items where the Damage relating thereto is less than $100,000; provided, however, that (1) such item shall be aggregated for purposes of the calculation of cumulative Damages under Section 8.2(a)(ii)(A) and (2) this clause (B) shall not apply to any claim for indemnification arising out of a breach or alleged breach of Section 4.1, 4.2, 4.4, 4.5 or 4.7.

(b) Subject to the provisions of this Article VIII, after the Closing, Buyer and Merger Sub shall indemnify and hold harmless the Member Representative, each holder of Units and each holder of Phantom Units and each of their officers, directors, employees, partners, members, stockholders, and each of their respective successors and assigns (where any such status is applicable before, at or after the Closing) (collectively, the “Member Indemnified Parties”, and, together with the Buyer Indemnified Parties, the “Indemnified Parties”) from and against all Damages as incurred by the Company Indemnified Parties or any of them arising from or as a result of:

(i) subject to the limitations set forth in Section 8.1, the breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement; and

(ii) subject to the limitations set forth in Section 8.1, the breach or non-performance by Buyer or Merger Sub of any of its covenants or other agreements contained in this Agreement.

Section 8.3. Indemnification Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) If a claim for indemnification is to be made by an Indemnified Party with respect to any claims asserted against it by an unaffiliated third-party (a “Third-Party Claim”) that could give rise to a right of indemnification under this Article VIII, such Indemnified Party shall promptly (and in any event within ten (10) Business Days following receipt of notice of the Third-Party Claim) (i) notify the Party from whom indemnification is sought (which, in the case of the holders of Units and the holders of Phantom Units, shall be, on behalf of the holders of Units and the holders of Phantom Units, the Member Representative) (such notified Party, the “Indemnifying Party”) of the Third-Party Claim, and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the basis of the Indemnified Party’s request for indemnification under this Article VIII, and a good-faith estimate of the amount of Damages attributable to such claim. Failure to provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim, it being understood that such election shall be without prejudice to the right of the Indemnifying Party to dispute whether such claim involves indemnifiable Damages under this Article VIII. If the Indemnifying Party notifies the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party who is reasonably acceptable to the Indemnified Party, by all appropriate proceedings. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof, provided that the Indemnifying Party shall not consent to the entry of a judgment or enter into any settlement with respect to the matter without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If an Indemnifying Party assumes such defense, the Indemnifying Party shall not be liable for any amount required to be paid by the Indemnified Party that exceeds, where the Indemnified Party has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a Third-Party Claim, the amount for which that Third-Party Claim could have been settled pursuant to that proposed compromise or settlement. No Third-Party Claim that is being defended in good faith by the Indemnifying Party shall be settled or compromised by the Indemnified Party without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding any dispute as to liability under this Article VIII, if requested by the Indemnifying Party, the Indemnified Party shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third-Party Claim and the Indemnified Party shall (in addition to, and not in limitation of, its obligation to act in good faith), at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person and making available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party’s possession or under its control (or in the possession or control of any of its Affiliates or representatives) relating to the Third-Party Claim as may be reasonably requested by the Indemnifying Party or its counsel. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 8.3(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation; provided, however, if in the opinion of outside counsel of the Indemnified Party there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party in connection with such defense.

(c) If the Indemnifying Party fails to notify the Indemnified Party within thirty (30) days after receipt of any Claim Notice that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 8.3(b), the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third-Party Claim by all appropriate proceedings. The Indemnified Party shall have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation. If the Indemnifying Party elects not to (or is deemed to have elected not to) assume the defense of a Third-Party Claim, or elects to assume the defense of a Third-Party Claim, but reserves the right to dispute whether such claim is an indemnifiable Damage under this Article VIII, the determination of whether the Indemnified Party is entitled to indemnification hereunder shall be resolved either by the Parties or in an appropriate legal proceeding. Upon resolution of such dispute by the Parties or receipt of a final and non-appealable order or determination from a court of competent jurisdiction setting forth the resolution of such dispute, the Indemnifying Party shall promptly pay the amount agreed in such resolution or so ordered to be paid, if any.

(d) With respect to any indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party shall promptly provide written notice to the Indemnifying Party of any claim with respect to which the Indemnified Party believes it is or may be entitled to indemnification pursuant to Section 8.1 hereof (an “Indemnity Notice”). The Indemnity Notice shall describe in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Damages attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Article VIII.

(e) If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim (the “Dispute Notice”), the Indemnifying Party shall be deemed to have accepted and agreed with such claim and shall instruct the Escrow Agent in accordance with the Escrow Agreement to pay the amount set forth in the Indemnity Notice promptly after the expiration of such 30-day period.

(f) If the Indemnifying Party has disputed a claim for indemnification (including any Third-Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the Dispute Notice, such dispute shall be resolved by litigation in an appropriate court of law in accordance with the terms of this Agreement. Upon resolution of such dispute by the Parties or receipt of a final and non-appealable order or determination from a court of competent jurisdiction setting forth the resolution of such dispute, the Indemnifying Party shall promptly pay the amount agreed in such resolution or so ordered to be paid, if any.

(g) The term “Damages” as used in this Article VIII is not limited to matters asserted by third-parties against an Indemnified Party, but includes Damages incurred or sustained by an Indemnified Party in the absence of Third-Party Claims. An Indemnified Party’s right to indemnification pursuant to this Article VIII shall not be conditioned upon the payment of amounts by such Indemnified Party.

Section 8.4. Limitation on Liability. Notwithstanding anything to the contrary in this Agreement, to the extent any Buyer Indemnified Party is entitled to indemnification pursuant to Section 8.2(a), (a) such Buyer Indemnified Party shall be entitled to obtain such indemnification solely out of the then remaining balance of the Escrow Amount, (b) the aggregate Liability of the holders of Units and the holders of Phantom Units to the Buyer Indemnified Parties for indemnification under Section 8.2(a) shall be limited to the then remaining balance of the Escrow Amount, and (c) such Buyer Indemnified Party shall not have any recourse against the Member Representative personally for indemnification pursuant to Section 8.2(a) and (d) such Buyer Indemnified Party shall not be entitled to indemnification to the extent such Damages were included in the calculation of Closing Date Working Capital.

Section 8.5. Calculation of Damages.

(a) In calculating the amount of the Damages to any Indemnified Party under Section 8.2, the amount of Damages will be net of any amounts recoverable by the Indemnified Party from any third-party (including insurance proceeds) as a result of the facts or circumstances giving rise to the Damages (such amounts, a “Reimbursement”). The Indemnified Parties shall pursue payment under or from any insurer or third-party in respect of such Damages prior to pursuing payment from any Indemnifying Party. If any Reimbursement is obtained subsequent to payment to an Indemnified Party in respect of any Damages, then such Reimbursement shall be promptly paid over to the Indemnifying Party.

(b) Any payment made pursuant to the provisions of this Article VIII shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Merger Consideration for all purposes.

Section 8.6. Exclusive Remedy. Except for any equitable relief to which any Party may be entitled and except in the case of fraud or as set forth in Section 6.7, from and after the Closing, the indemnification provisions of this Article VIII shall be the sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement and no Party shall pursue or seek to pursue any other remedy. In furtherance of the foregoing, Buyer and Merger Sub each hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Subsidiaries or Affiliates (including the Surviving Company Group) may have against the Company arising under or based upon any Law.

Section 8.7. Access. From and after the delivery of a Claim Notice or an Indemnity Notice by any Indemnified Party, each Indemnified Party shall grant the Indemnifying Party and its representatives all reasonable access to the books, records, employees and properties of such Indemnified Party (including the members of the Company Group) related to the matters to which the claim relates (provided that, as necessary to protect any attorney-client privilege, the Indemnified Party and each Indemnified Party shall execute a joint defense agreement containing customary terms). All such access shall be granted during normal business hours.

Section 8.8. Mitigation of Damages. The Parties shall cooperate with each other to mitigate any Damages.

Section 8.9. Certain Damages. EXCEPT IN THE CASE OF THIRD-PARTY CLAIMS, IN NO EVENT SHALL THE INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT (INCLUDING UNDER THIS ARTICLE VIII) OR THE TERM “DAMAGES” COVER OR INCLUDE PUNITIVE DAMAGES OR LOST PROFITS, WHETHER BASED ON STATUTE, CONTRACT, TORT OR OTHERWISE, AND WHETHER OR NOT ARISING FROM THE INDEMNIFYING PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT.

Section 8.10. Release of Escrow Amount. On the Survival Date the Escrow Agent shall release to the Member Representative for distribution to the holders of Units (other than Preferred Units) and the holders of Phantom Units (other than Preferred Phantom Units) all or any remaining portion of the Escrow Amount (including any interest thereon), less (a) first, the amount of any Member Allocable Expenses submitted to the Escrow Agent on or prior to such date and payable to the Member Representative in accordance with Section 3.2 and the Escrow Agreement, and then less (b) second, an amount equal to the aggregate amount of all claims for indemnification of the Buyer Indemnified Parties which are properly asserted and pending on or prior to such date. Promptly upon the resolution of a pending claim for indemnification related to clause (b) of this Section 8.10, the Escrow Agent shall release to the Member Representative for distribution to holders of Units (other than Preferred Units) and the holders of Phantom Units (other than Preferred Phantom Units) any Escrow Amount (including any interest thereon) retained in respect of such pending claim for indemnification remaining after the resolution of such pending claim, less the amount of any Member Allocable Expenses submitted to the Escrow Agent on or prior to such date and payable to the Member Representative in accordance with Section 3.2 and the Escrow Agreement. Any distribution pursuant to this Section 8.10 shall be made to each holder of Units (other than Preferred Units) and each holder of Phantom Units (other than Preferred Phantom Units) pro rata in accordance with such holder’s Applicable Percentage and shall otherwise be made in accordance with this Agreement and the Escrow Agreement.

ARTICLE IX.

MEMBER REPRESENTATIVE

Section 9.1. Member Representative. The Parties have agreed that it is desirable to designate Satow Associates, LLC to act on behalf of the holders of Units and the holders of Phantom Units for certain limited purposes, as specified herein (the “Member Representative”).

Section 9.2. Authority and Rights. By the Members’ approval of this Agreement and further each holder of Units and each holder of Phantom Units’ submission of a letter of transmittal pursuant hereto, each of the holders of Units and the holders of Phantom Units of the Company immediately prior to the Effective Time irrevocably ratifies the designation of Satow Associates, LLC (or any successor representative) as Member Representative as provided in this Agreement. The Member Representative shall have such powers and authority to take any and all actions specified in or contemplated by this Agreement, the Escrow Agreement and the other Transaction Documents for and on behalf of the holders of Units and the holders of Phantom Units, as fully as such holders were acting on their own behalf, and take all actions necessary or appropriate in the judgment of Member Representative for the accomplishment of the foregoing; provided, however, that the Member Representative will have no obligation to act on behalf of the holders of Units or Phantom Units, except as expressly provided herein or therein. Without limiting the generality of the foregoing, the Member Representative shall have full power, authority and discretion to estimate and determine the amounts of Member Allocable Expenses, and to direct the Escrow Agent to pay such Member Allocable Expenses in accordance with Sections 3.2 and 8.10 hereof. The Member Representative will at all times be entitled to rely on any directions received from the holders of Units or Phantom Units; provided, however, that the Member Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as Member Representative, unless the Member Representative is entitled to funds under Sections 3.2 and 8.10 of this Agreement and/or has been provided with other funds, security or indemnities which, in the sole discretion of the Member Representative, are sufficient to protect the Member Representative against the costs, expenses and Liabilities which may be incurred by the Member Representative in responding to such direction or taking such action. The Member Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the Member Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The Member Representative shall be entitled to reimbursement from the Escrow Amount as set forth in Sections 3.2 and 8.10 of this Agreement and/or from funds otherwise received by it in its capacity as Member Representative pursuant to or in connection with this Agreement, for all reasonable expenses, disbursements and advances (including fees and disbursements of its counsel, experts and other agents and consultants) incurred by the Member Representative in such capacity, and for indemnification against any loss, Liability or expenses arising out of actions taken or omitted to be taken in its capacity as Member Representative (except for those arising out of the Member Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims for indemnification. All actions taken by Member Representative under this Agreement, including but not limited to, actions following the Closing Date with respect to all matters relating to Section 3.2 and Article VIII hereof and to the Escrow Agreement, shall be binding upon all holders of Units and all holders of Phantom Units and their successors as if expressly confirmed and ratified in writing by each of them. Buyer, Merger Sub, the Escrow Agent, and, after the Closing Date, the Buyer Indemnified Parties shall be entitled to serve notice to, and deal exclusively with, the Member Representative with respect to any and all matters concerning any of the holders of Units or Phantom Units arising out of or related to this Agreement or the Transaction Documents (except as may otherwise expressly be set forth in such Transaction Documents) or the transactions contemplated hereby or thereby and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any holder of Units, holder of Phantom Units or Indemnifying Party by the Member Representative with respect thereto, and on any other action taken or purported to be taken on behalf of any holder of Units, holder of Phantom Units or Indemnifying Party by the Member Representative with respect thereto, as fully binding upon such holder of Units, holder of Phantom Units or Indemnifying Party. If the Member Representative shall resign, dissolve, cease to exist or otherwise be unable to fulfill its responsibilities as representative of the holders of Units and the holders of Phantom Units, the holders of Units and the holders of Phantom Units shall, within ten (10) days after the occurrence of such event, appoint a successor representative and, promptly thereafter, shall notify Buyer and the Escrow Agent of the identity of such successor. Any such successor shall become the “Member Representative” for purposes of this Agreement and the other Transaction Documents. If for any reason there is no Member Representative at any time, all references herein or in any other Transaction Document to the Member Representative shall be deemed to refer to the holders of Units and the holders of Phantom Units.

Section 9.3. Limitations on Liability. Except in cases of willful misconduct or fraud and except as set forth in Section 3.3(a), the Member Representative will have no Liability to the holders of Units and the holders of Phantom Units or their successors or assigns with respect to actions taken or omitted to be taken in its capacity as Member Representative and shall be entitled to indemnification and reimbursement from the holders of Units and the holders of Phantom Units (whether from the Escrow Amount or otherwise) against any loss, Liability, fees or expenses arising out of actions taken or omitted to be taken in its capacity as Member Representative.

ARTICLE X.

TERMINATION

Section 10.1. Termination Events. Without prejudice to other remedies which may be available to the Parties by Law or this Agreement, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Member Representative and Buyer;

(b) by either the Member Representative or Buyer by giving written notice to the other Party if the Closing shall not have occurred by October 9, 2007, unless extended by written agreement of the Member Representative and Buyer; provided that the Party seeking termination pursuant to this subsection (b) is not in default or breach of any Transaction Document to which it is party and provided, further, that the right to terminate this Agreement under this subsection (b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

(c) by either the Member Representative or Buyer by giving written notice to the other Party if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such order, decree, ruling or other Action shall not be subject to appeal or shall have become final and non-appealable.

Section 10.2. Effect of Termination. In the event of any termination of this Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability on the part of any Party or its Affiliates in respect thereof, except that (a) the obligations of the Parties under Section 6.2 (Access to Information; Confidentiality), Section 6.5 (Public Announcements) and Article VIII of this Agreement shall remain in full force and effect and (b) such termination shall not relieve any Party of any Liability for any breach prior to termination of this Agreement.

ARTICLE XI.

MISCELLANEOUS

Section 11.1. Parties in Interest. Except as provided in Section 6.7 with respect to the rights of the Indemnified Officers and in Article VIII with respect to the rights of the holders of Units and the holders of Phantom Units to receive indemnification hereunder, nothing in this Agreement, whether express or implied, shall be construed to give any Person, other than the Parties or their respective successors and permitted assigns, any legal or equitable right, remedy, claim or benefit under or in respect of this Agreement.

Section 11.2. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign (by contract, stock sale, operation of Law or otherwise) either this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void.

Section 11.3. Notices. All notices and other communications required or permitted to be given by any provision of this Agreement shall be in writing and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile transmission (with acknowledgment received), charges prepaid and addressed to the intended recipient as follows, or to such other addresses or numbers as may be specified by a Party from time to time by like notice to the other Parties:

If to the Company:

JDS Pharmaceuticals, LLC
405 Lexington Avenue, 59th Floor
New York, NY 10174
Attention: Michael Satow
Facsimile: (212) 214-0948

with copies to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Barry A. Bryer and Eric Schwartzman
Facsimile: (212) 751-4864

If to the Member Representative:

Satow Associates, LLC
158 Mercer Street
New York, NY 10012
Attention: Phillip M. Satow
Facsimile: (914) 238-0108

with copy to:

Latham & Watkins LLP
885 Third Avenue
New York, New York 10022
Attention: Barry A. Bryer and Eric Schwartzman
Facsimile: (212) 751-4864

If to Buyer:

Noven Pharmaceuticals, Inc.

11960 SW 144th Street

Miami, Florida 33186

Attention: General Counsel

Facsimile: (305) 232-1836

with a copy to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, New York 10019

Attention: Richard Hall

Facsimile: (212) 474-3700

If to Merger Sub:

c/o Noven Pharmaceuticals, Inc.

11960 SW 144th Street

Miami, Florida 33186

Attention: General Counsel

Facsimile: (305) 232-1836

with a copy to:

Cravath, Swaine & Moore LLP

825 8th Avenue

New York, New York 10019

Attention: Richard Hall

Facsimile: (212) 474-3700

All notices and other communications given in accordance with the provisions of this Agreement shall be deemed to have been given and received when delivered by hand or transmitted by facsimile (with acknowledgment received), three (3) Business Days after the same are sent by certified or registered mail, postage prepaid, return receipt requested or one (1) Business Day after the same are sent by a reliable overnight courier service, with acknowledgment of receipt.

Section 11.4. Amendments and Waivers. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by each of the Parties. No waiver by any of the Parties of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.

Section 11.5. Exhibits and Disclosure Schedule.

(a) All Exhibits, Schedules and the Disclosure Schedule attached hereto are hereby incorporated herein by reference and made a part hereof. Any matter disclosed pursuant to any Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) whose relevance or applicability to any representation or warranty made elsewhere in this Agreement or to the information called for by any other Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any other section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) is reasonably apparent on its face shall be deemed to be an exception to such representations and warranties and to be disclosed with respect to all Sections of and Schedules and Exhibits to this Agreement and the Disclosure Schedule (and all sections of all Schedules and Exhibits to this Agreement and the Disclosure Schedule), notwithstanding the omission of a reference or cross-reference thereto; provided, however, that the provisions of this Section 11.5(a) shall not apply to, or have any effect on, the representations and warranties made in Sections 4.1 through 4.8 or any Section of or Schedule or Exhibit to this Agreement or the Disclosure Schedule (or any section of any Schedule or Exhibit to this Agreement or the Disclosure Schedule) related thereto.

(b) Neither the specification of any dollar amount in any representation or warranty nor the mere inclusion of any item in a Schedule or in the Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a Party that such item represents an exception or material fact, event or circumstance or that such item would be reasonably likely to, individually or in the aggregate, result in a Material Adverse Effect on the Company Group, Buyer or Merger Sub.

Section 11.6. Headings. The table of contents and section headings contained in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement or affect in any way the meaning or interpretation of this Agreement.

Section 11.7. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.8. No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, Buyer and Merger Sub acknowledge that none of the Company or any of its Affiliates nor any other Person makes any representation or warranty, express or implied, at law or in equity, with respect to the Company Group and its Affiliates, the Units, the Phantom Units or any of the assets or Liabilities of the Company Group and its Affiliates, or with respect to any other information provided to Buyer or Merger Sub, whether on behalf of the Company Group or such other Persons, including as to the probable success or profitability of the Company Group after the Closing. No holder of Units or Phantom Units or any other Person will have or be subject to any Liability to Buyer or any other Person resulting from the distribution to Buyer or Merger Sub, or Buyer or Merger Sub’s use of, any such information, including any information, document or material made available to Buyer or Merger Sub in certain “data rooms,” management presentations or in any other form in expectation or contemplation of the transactions contemplated by this Agreement.

Section 11.9. Entire Agreement. This Agreement (including the Disclosure Schedule and the Exhibits hereto), the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede any prior understandings, negotiations, agreements, discussions or representations among the Parties of any nature, whether written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

Section 11.10. Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared by any court of competent jurisdiction to be invalid, illegal, void or unenforceable in any respect, all other provisions of this Agreement, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid, illegal, void or unenforceable, shall nevertheless remain in full force and effect and will in no way be affected, impaired or invalidated thereby. Upon such determination that any provision, or the application of any such provision, is invalid, illegal, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 11.11. Expenses. Unless otherwise provided herein, each Party agrees to pay, without right of reimbursement from the other Parties, all costs and expenses incurred by it incident to the performance of its obligations hereunder, including, without limitation, the fees and disbursements of counsel, accountants, financial advisors, experts and consultants employed by it in connection with the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated.

Section 11.12. Governing Law. This Agreement and all claims arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the Laws of the State of Delaware, without regard to the conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

Section 11.13. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably submits to the exclusive jurisdiction of (i) state courts of the State of Delaware and (ii) the United States District Court for the District of Delaware for the purposes of any suit, Action or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby (and agrees not to commence any Action, suit or proceeding relating hereto except in such courts). Each of the Parties further agrees that service of any process, summons, notice or document hand delivered or sent by U.S. registered mail to such Party’s respective address set forth in Section 11.3 will be effective service of process for any Action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in (A) state courts of the State of Delaware or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Notwithstanding the foregoing, each Party agrees that a final judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment in any jurisdiction or in any other manner provided in law or in equity.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 11.14. Equitable Remedies. Each of the Parties acknowledges and agrees that the other Party would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the Parties hereby agrees that the other Party shall be entitled to an Injunction or Injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by such first Party under this Agreement, and each Party hereby agrees to waive the defense in any such suit that the other Party have an adequate remedy at law and to interpose no opposition, legal or otherwise, as to the propriety of Injunction or specific performance as a remedy, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The equitable remedies described in this Section 11.14 shall be in addition to, and not in lieu of, any other remedies at law or in equity that the Parties may elect to pursue. The Parties hereby agree that irreparable damage would occur in the event any of the terms or provisions of this Agreement required to be performed prior to the Closing are not performed in accordance with the terms of this Agreement and that, prior to the Closing, the Parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

Section 11.15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

• * * * *

JDS PHARMACEUTICALS, LLC

By: /s/ Phillip M. Satow

Name: Phillip M. Satow
Title: Chairman and Chief Executive Officer

SATOW ASSOCIATES, LLC, solely in its capacity as Member Representative

By: /s/ Michael S. Satow

Name: Michael S. Satow
Title: Managing Member

NOVEN PHARMACEUTICALS, INC.

By: /s/ Robert C. Strauss

Name: Robert C. Strauss
Title: President, Chief Executive Officer and

Chairman of the Board

NOVEN ACQUISITION, LLC

By: NOVEN BETA, LLC, as its Sole Member

By: NOVEN ALPHA, LLC, as its Sole Member

By:	By: NOVEN PHARMACEUTICALS, INC., as its Sole Member /s/ Jeff T. Mihm

Name: Jeff T. Mihm
Title: Vice President and General Counsel